Exhibit 10.1

Sale Agreement

Dated

Parties

1.	Newmont Golden Grove Operations Pty Ltd ABN 66 008 950 178 of 100 Hutt Street, Adelaide, SA 5000 (Newmont); and

2.	Newmont Wownaminya Pty Ltd ABN 44 008 739 053 of 100 Hutt Street, Adelaide, SA 5000 (Subsidiary),

(together the Seller).

3.	Newmont Australia Limited ABN 86 009 925 765 of 100 Hutt Street, Adelaide, SA 5000 (Seller’s Guarantor).

4.	Oxiana Golden Grove Pty Ltd ACN 114 868 325 of Level 9, 31 Queen Street, Melbourne, Victoria 3000 (Buyer).

5.	Oxiana Limited ABN 40 005 482 824 of Level 9, 31 Queen Street, Melbourne, Victoria 3000 (Buyer’s Guarantor).

Background

A.	The Seller is the registered holder or owner (or in the case of certain tenements, the Seller is entitled to be registered as the holder) of the Project Interest.

B.	The Seller has agreed to sell and the Buyer has agreed to purchase the Project Interest on the terms and conditions contained in this Agreement.

C.	In consideration of the Seller entering into this Agreement, the Buyer’s Guarantor has agreed to guarantee the obligations of the Buyer under this Agreement upon the terms and conditions set out herein.

D.	In consideration of the Buyer entering into this Agreement, the Seller’s Guarantor has agreed to guarantee the obligations of the Seller under this Agreement upon the terms and conditions set out herein.

Operative Provisions

1.	Definitions and interpretations

1.1	Definitions

In this Agreement unless the context otherwise requires:

Account has the meaning specified in clause 16.2(a).

Agreement means this Agreement executed by the Parties.

Application has the meaning specified in clause 6.6.

Assigned Agreements means:

(a)	the Licence;

(b)	the agreements referred to in Annexure B which are to be assigned to and assumed by the Buyer under this Agreement; and

(c)	any Normal Operational Agreements which relate to the Tenements and which are not referred to in Annexure B, but excluding all Normal Operational Agreements entered into which are not exclusively related to the Business.

Assumed Liabilities means the Existing Claims, the Environmental Liabilities, the Employee Liabilities, the Authorisations, the Permitted Encumbrances and the Continuing Business Liabilities.

ASX means Australian Stock Exchange Limited.

ASX Business Day means a day that the ASX is open for business.

Authorisations means all permits, licences, consents, authorities, registrations and approvals from any person, authority or body necessary for ownership of the Project Interest and for the proper carrying on of, and used exclusively for, the Business in favour of the Seller or a Related Corporation, and includes the Groundwater Licences and the permits, licences, consents and authorities listed in Annexure F.

Budget means the current budget for the Business set by the Seller, a copy of which was emailed by Paul Kiley on behalf of the Seller to Peter Lester on behalf of the Buyer at 7:17pm on 23 June 2005.

Business means the business carried on by the Seller using the Project Interest, known as the Golden Grove Operations.

Business Day means a day other than a Saturday, Sunday or official public holiday on which banks are ordinarily open in the Western Australian and Victoria.

Business Records means all current operational records belonging to the Seller or a Related Corporation (but within the control of the Seller) exclusively relating to the Project Interest and the Business including but without limiting the generality thereof:

(a)	all marketing and customer files and customer lists and selling price lists;

(b)	supplier lists;

(c)	inventory records and engineering and purchasing data sheets and bills of material;

(d)	all records of trade debtors and trade creditors;

(e)	the Transferring Employees’ Records;

(f)	all computer software (including the media on which the same is stored) and computer records; and

(g)	all records of the Assigned Agreements and the Authorisations.

Buyer’s Project Team means the parties or persons set out in Annexure O.

Buyer Representatives means Peter Colbert, Jeff Sells and David Forsyth or such other officers or agents of the Buyer as the Buyer may in writing notify the Seller.

Cash Component means the amount calculated in accordance with clause 4.1.

Cash on Hand means all cash on hand of the Business and the credit balance of the Account as at the Transfer Time (but does not include any amounts comprising the Excluded Amounts).

Claim means loss, damage, injury, claim, cost, expense and liability.

Concentrates means all zinc, precious metal copper and lead concentrates owned by the Seller and produced from the operations of the Business held on the Tenements and the Licensed Premises.

Concentrates Inventories means the Concentrates which are held as at the Transfer Time on the Tenements or at the Licensed Premises or which are in transit to the Licensed Premises and which, for the avoidance of doubt, includes the benefit of any work in progress.

Conditions Precedent means the conditions precedent to this Agreement referred to in clause 3.1.

Confidential Information means:

(a)	all information of or used by the Seller in the Business, relating to their transactions, operations and affairs;

(b)	all other information in relation to the Business treated by the Seller as confidential including this document;

(c)	all notes, data, reports and other records (whether or not in tangible form based on, incorporating or derived from information referred to in paragraph (a) or (b); and

(d)	all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge (otherwise than as a result of a breach of a confidentiality obligation of a party).

Continuing Business Liabilities means a liability (however arising) incurred by the Seller in connection with the Business in the ordinary course of business (including, without limitation, all obligations under the Assigned Agreements) prior to the Effective Time where the Business will derive or retain a benefit of any kind from the act or omission giving rise to the liability after the Effective Time.

Corporations Act means the Corporations Act 2001 (Cth).

Critical Assigned Agreements means those Assigned Agreements agreed mutually by the Seller and the Buyer prior to the date of this Agreement as being critical to operations of the Business.

Deed means the deed of assignment and assumption in the form set out in Annexure C or, in any particular case, another form agreed by the Seller and the Buyer (both acting reasonably).

Department means the body, department or instrumentality responsible for administration of the Mining Act and includes any registrar or warden.

Deposit means the amount of US$2,000,000 payable by the Buyer to the Seller in accordance with clause 4.2(a).

Disclosure Materials means the information, materials and documents (whether written, verbal or in electronic copy form) in relation to the Business disclosed to the Buyer or the Buyer’s Project Team, including the Information Memorandum and all materials and documents (including data room materials and documents) set out in Annexure E.

dmt means dry metric tonne (of 1,000 kilograms or 2,204.62lbs) which contains no moisture.

Effective Time means 11.59pm (Adelaide time) on 30 June 2005.

Electricity Supply Agreement means the Golden Grove Electricity Supply Agreement dated 31 July 2002 between Western Power Corporation and Newmont, in respect of the supply of electricity to the Business.

Employee Liabilities means the aggregate of the amount of accrued entitlements, for the avoidance of doubt gross of tax, for each Transferring Employee under any applicable award, statute, regulation or employment terms, which includes salary, bonuses, allowances, annual leave, long service leave, sick leave and liability in relation to rostered days off as at the Effective Time.

Employees means the persons, not being the Excluded Persons, employed by the Seller or any Related Corporation exclusively in the conduct of the Business at Settlement listed in Annexure G.

Encumbrance means any mortgage, charge, lien, writ, caveat, royalty (other than royalties payable to any State or Commonwealth Government), net profit interest or other encumbrance or third party interest of any nature whatsoever, whether registered or unregistered.

Environmental Law means the Environment Protection Act 1986 (WA) and all other laws, statutes, regulations, or official directive (whether federal, commonwealth, state or local) concerning environment matters (whether in effect prior to, at or after Settlement) which regulates or affects the Tenements (including the land over which the Tenements apply) or the conduct of the Business or the use or operation of the Project Interest, and includes laws, statutes, regulations and official directives concerning land use, development, pollution, waste disposal, emissions to the water, air or ground, toxic and hazardous substances, conservation of natural or cultural resources and resource allocation including any law, statute, regulation or official directive relating to exploration for or development of any natural resource.

Environmental Liabilities means:

(a)	any liabilities that have arisen or may arise as a result of a breach or non-compliance with the Environmental Law, and includes and damages flowing therefrom and any cost to remedy such breach or default;

(b)	any liability or obligation to rehabilitate the site of any Mining or Exploration works required by the Department or any applicable law or statute in relation to any Tenement, including any Environmental Law;

(c)	the repair, rehabilitation or cleaning up of the spill of any chemical or substance on any Tenement;

(d)	the dismantling or removal of any plant machinery or equipment; and

(e)	the planting, replacement or protection of any flora or fauna on any Tenement,

regardless of whether the liability or obligation has arisen prior to or after the Effective Time.

Excluded Amounts means all proceeds from the sale of Concentrates (irrespective of time of receipt) from the following shipments of Concentrates:

(a)	4835 dmt of zinc concentrates to MS Zinc Company Limited, on 5 June 2005;

(b)	4845 dmt of zinc concentrates to Toho Zinc Company Ltd, on 9 June; and

(c)	10,900 dmt of copper concentrates to Sempra Metals & Concentrates Corporation on or about 21 June 2005,

in each case, taking into account the Positive Variation and Negative Variation.

Excluded Persons means the persons listed in Annexure H.

Existing Claims means the claims described in Item 5 of the Schedule.

Exploration means all activities aimed at discovery, locating and delineation of minerals and includes:

(a)	feasibility studies;

(b)	assessments, assays, metallurgical work;

(c)	drilling; and

(d)	maintenance and administration,

but excludes Mining.

Golden Grove Operations means the base and precious metal Mining and milling operations owned by the Seller, known by that name and conducted on some of the Tenements.

Groundwater Licences means the 3 groundwater licences belonging to the Seller’s Guarantor and more particularly set out below:

(a)	Licence (Instrument No. GWL51418(2) to take water granted by the Water and Rivers Commission (Validity : 29 July 2003 to 30 September 2006) – Water Source M59/3, M59/195, L59/26, L59/28, Yalgoo;

(b)	Licence (Instrument No. GWL63371(2) to take water granted by the Water and Rivers Commission (Validity : 29 July 2003 to 30 September 2006); and

(c)	Licence (Instrument No. GWL103574(3) to take water granted by the Water and Rivers Commission (Validity : 29 July 2003 to 30 September 2006).

Information Memorandum means the Newmont Golden Grove Operations Information Memorandum dated 20 May 2005.

Interim Period means the period between the Effective Time and Settlement.

Inventories means the Store Inventories and the Concentrates Inventories.

Leave Adjustment means an amount equal to all amounts accrued (but unpaid or pro rata or both) at the Effective Time in respect of the Employee Liabilities.

Licence means the license agreement dated 12 June 1991 between Newmont and Geraldton Port Authority in relation to the licensing of the Licensed Premises, as amended by the deed dated 12 June 1991 between the same parties.

Licensed Premises means the land and storage facilities at Reserve 20606 at the Geraldton Ports.

Mining includes any mode or method of working whereby earth or any rock structure, stone, fluid or mineral bearing substance is disturbed, removed, washed, shifted, crushed, leeched, roasted, distilled evaporated, smelted, refined or dealt with for the purpose of obtaining any mineral therefrom whether it has been previously disturbed or not and:

(a)	the removal of over burden by mechanical or other means and the stacking, deposit, deposit, storage and treatment of any substance considered to contain any minerals;

(b)	operations by means of which salt or other evaporites may be harvested;

(c)	operations by means of which mineral is recovered from the sea or a natural water supply; and

(d)	the doing of all lawful acts, necessary for, or incidental or conducive to, any such operational purpose.

Mining Act means the legislation referred to at Item 4 of the Schedule and any regulations made thereunder.

Mining Information means all information and files, in physical or electronic form, available with respect to the Tenements including, but not limited to:

(a)	all geophysical, geological and geochemical information and data, both raw and interpretative, including without limitation surveys, maps, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, logs of such drill cores, drill maps, sampling and assay reports, notes, and other relevant information and data;

(b)	all records and files maintained with respect to the Tenements; and

(c)	all records of site clearance activities and all site clearance certificates and all correspondence and documentation in connection with site clearance activities.

Mining Tenement has the same meaning as in the Mining Act.

Minister means the Minister of the Crown in the State responsible for the administration of the Mining Act from time to time.

Motor Vehicles means any registered vehicles owned and exclusively used by the Seller or a Related Corporation in connection with the Business.

Negative Variation means the amount of reduction in the purchase price payable by a purchaser of the Concentrates as a result of the Concentrates being of a lower quality than contracted.

Newmont’s Fund means the Newmont Australia Superannuation Plan.

Newmont Group of Companies means the Seller’s Guarantor and its subsidiaries.

NMS means Newmont Mining Services Pty Ltd ABN 22 008 087 778 of 100 Hutt Street, Adelaide, South Australia.

Non-Transferring Employees mean the Employees who do not accept the Buyer’s offer of employment referred to in clause 9.1.

Normal Operational Agreements means minor or operational agreements to which the Seller is a party, affecting or relating to the Tenements or the Business which:

(a)	do not materially affect the use and enjoyment of the Tenements;

(b)	arise in the normal and proper management and administration of the Tenements or the conduct of work upon the Tenements or the carrying on of the Business; and

(c)	do not impose upon the Seller commitments or liabilities of such scope or extent as are likely to materially affect the decision of a reasonable purchaser in the position of the Buyer, to purchase the Project Interest.

Parties means each of the Seller, the Seller’s Guarantor, the Buyer and the Buyer’s Guarantor and Party means one of them.

Performance Bonds means any security, bond, cash or deposit lodged with the Department as security for the performance of obligations under the Mining Act or other relevant law or statute in respect of the Tenements by or on behalf of the Seller, the amounts of which are set out next to the respective Tenements in Item 1 of the Schedule, and including any additional bonds or guarantees that the Seller has posted or may post in respect of the Tenements prior to Settlement.

Permitted Encumbrances means all statutory obligations related to the Tenements, including (without limitation) the obligation to pay any royalty to the State or Commonwealth Government.

Plant and Equipment means all of the plant and equipment owned by the Seller or a Related Corporation and exclusively used by the Seller to carry on the Business and situated on the Tenements or at the Licensed Premises and includes the plant and equipment set out in Annexure D but excludes the Motor Vehicles.

Positive Variation means any additional amount payable by a purchaser of the Concentrates as a result of the Concentrates being of a higher quality than contracted.

Prepayments means the benefit of amounts paid by the Seller prior to the Transfer Time in relation to the Business, to the extent that the benefit of such payment will be received by the Business or the Buyer in whole or in part after the Transfer Time.

Prescribed Rate means, on any day, the average bid rate for three month bank bills as shown on the page of Bloomberg Professional Service designated “BTMM” (or, if that rate ceases to be shown, the bid rate for three month bank bills quoted to the Seller by its principal banker) at the close of business, Sydney time on that day (or if it is not a Business Day, the average bid rate so quoted on the preceding Business Day plus two percentage points).

Project Costs means all costs expenses and liabilities incurred or arising in connection with:

(a)	all exploration, operations and other activities of the Seller or any other party carried out upon the Tenements under the Assigned Agreements;

(b)	the management and administration of the Tenements; and

(c)	such other amounts as are payable by the Seller under the Assigned Agreements.

Project Interest means, subject to any matters expressly excluded from this Agreement:

(a)	the Tenements;

(b)	the Plant and Equipment;

(c)	the Records;

(d)	the benefit of the Assigned Agreements;

(e)	the Inventories;

(f)	the benefit of the Receipts;

(g)	the Cash on Hand;

(h)	the Prepayments;

(i)	the benefit of the Authorisations; and

(j)	the Motor Vehicles,

together with all other assets owned by the Seller or a Related Corporation and used exclusively by the Seller in connection with the Business.

Purchase Price means the consideration payable for the Project Interest, being the Cash Component, the Deposit, the Share Component and the Working Capital Adjustment.

Receipts means the right to receive the proceeds from the sale of all Concentrates by the Seller (taking into account the Positive Variation and Negative Variation) which are outstanding at the Transfer Time and for the avoidance of doubt, does not include the proceeds which form a part of the Excluded Amounts.

Records means the Business Records and the Mining Information.

Related Corporation means a related body corporate within the meaning of the Corporations Act.

Relevant Period means “Relevant Period” as that term is defined in the Workplace Relations Regulations 1996.

Relevant Amount of Compensation means “Relevant Amount of Compensation” as that term is defined in the Workplace Relations Regulations 1996.

Replacement Performance Bonds means:

(a)	one or more bonds or guarantees given by a bank, acceptable to the Department in form acceptable to the Department, on behalf of the Buyer in favour of the Minister for the amount of the existing Performance Bonds or such other amount as the Minister may require in order to enable the return for cancellation of the Performance Bonds; and

(b)	any security prescribed by the Mining Act in respect of each prospecting or exploration licence comprised in the Tenements given by the Buyer in the prescribed form to replace any such prescribed security given by the Seller at any time up to Settlement.

Seller Warranties means each of the covenants, warranties and representations made by the Seller in clause 11.1 of this Agreement.

Services Agreement means the agency and services agreement dated on or about the date of this Agreement between Newmont, NMS, the Buyer and the Buyer’s Guarantor, substantially in the form set out in Annexure N, in relation to the provision of certain services by Newmont and NMS to the Buyer after Settlement.

Settlement means settlement of the sale and purchase of the Project Interest under clause 6.

Settlement Date means the later of 26 July 2005 and the date 5 Business Days after the satisfaction or waiver of each of the Conditions Precedent, or such such other date as may be agreed in writing between the Parties.

Share means an ordinary share in the capital of the Buyer’s Guarantor.

Share Component is 81,500,000 Shares.

Share Subscriber means the Seller’s Guarantor or such other Related Corporation of the Seller’s Guarantor as may be nominated by the Seller.

State means the State of Western Australia.

Store Inventories means the stores of spare parts and consumables owned by the Seller or a Related Corporation for use exclusively in the Business and held on the Tenements or at the Licensed Premises as at the Transfer Time.

Superannuation Commitment means any legal liability or voluntary commitment to contribute to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of the Seller or their dependants with pensions, annuities, lump sum or other payments on retirement or earlier death or otherwise.

Tenements means the Mining Tenements and Mining Tenement applications described in Item 1 of the Schedule, and include any stockpiles upon the Tenements, and unless the context otherwise requires, a reference to any Tenement (the first tenement) includes a reference to any Mining Tenement applied for or granted in renewal or extension of the first tenement or any Mining Tenement or portion of a Mining Tenement applied for or granted in substitution for the whole or part of the first tenement.

Term Sheet means the Term Sheet entitled “Term Sheet for Oxiana Limited: Acquisition Bridge Loan” dated 21 June 2005 and attached to the letter dated 22 June 2005 and signed by Chris Tonkin on behalf of Australia & New Zealand Banking Group Limited a copy of which was produced to the Seller prior to the date of this Agreement.

Trade Creditor Liabilities means all amounts owed to creditors of the Business as at the Effective Time with respect to goods and services received by the Business prior to the Effective Time.

Transfer Time means 11.59pm (Adelaide time) on the day immediately prior to the Settlement Date.

Transferring Employees mean the Employees who accept the Buyer’s offer of employment referred to in clause 9.1.

Transferring Employees’ Records means the wages and other employment benefit and payroll and personnel records of the Transferring Employees.

Transfers means instruments of transfer of the Seller’s registered interest in the Tenements in registrable form to enable the Buyer to become the registered holder of that interest.

Transitional Arrangements means those arrangements for the transition of the Business to the Buyer following Settlement mutually agreed between the Seller and Buyer, a preliminary draft of which is set out in Annexure M (and which is subject to further amendments by the Parties).

Working Capital Adjustment means the amount calculated in accordance with clause 4.1(d).

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(f)	any reference to a Party includes its successors and permitted assigns;

(g)	a warranty, representation, covenant, liability, obligation or agreement given or entered into by more than one person binds them all jointly and each severally;

(h)	reference to default includes:

(i)	any default under, breach of, non-performance of, non-compliance with or repudiation of, any law, agreement or undertaking;

(ii)	the occurrence of any event specified or defined in any law, agreement or undertaking to be a default under or breach of that law, agreement or undertaking;

(iii)	any fraud, action, neglect, delay, breach of duty, omission or other prejudicial conduct under any law, agreement or undertaking; and

(iv)	the occurrence of any fact which, with the giving of notice, expiry of any period of time, fulfilment of any condition or occurrence of any other fact, would constitute default;

(i)	a reference to liability means:

(i)	in relation to any person any liability, debt, indebtedness, loss, damages, compensation, expenditure, obligation, duty, function, responsibility, accountability, answerability, answerability for profits, liability to make restitution, judgment debt, fine or criminal or civil penalty for which the person is responsible; and

(ii)	in relation to any asset, any liability, charge, encumbrance, disqualification or prejudice affecting that asset;

(j)	any reference to any agreement or document includes that agreement or document as validly amended at any time;

(k)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(l)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(m)	reference to a claim includes any claim, demand, right, request, requisition, requirement, direction, action, application, proceeding, allegation or legal action, whether actual, commenced, anticipated, threatened or potential;

(n)	reference to an item is a reference to an item in the schedule to this Agreement;

(o)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this Agreement;

(p)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this Agreement means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment;

(q)	reference to a statute includes all regulations under and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated;

(r)	references to “dollar” and to the sign “$” are references to the official currency of the Commonwealth of Australia and references to “US dollar” and to the sign “US$” are references to the official currency of the United States of America; and

(s)	reference to “to the best of the Seller’s information, knowledge or belief” is a reference only to the Seller’s knowledge, information or belief after the Seller has checked the Seller’s computerised internal management database and computerised systems.

2.	Sale and Purchase

2.1	Sale and purchase

In consideration of the Purchase Price, the Seller hereby agrees to sell and the Buyer agrees to purchase, on the terms and conditions contained in this Agreement all of the Seller’s rights and interests in the Project Interest.

2.2	Encumbrances

The Project Interest is sold free from all Encumbrances other than the Permitted Encumbrances, the Assumed Liabilities, the Existing Claims and the Environmental Liabilities.

2.3	Effective Time

(a)	Subject to Settlement taking place, the sale and purchase of the Project Interest shall take effect on and from the Effective Time.

(b)	Subject to Settlement taking place, during the Interim Period, the Seller shall be deemed to have held the Project Interest as agent of the Buyer.

3.	Conditions

3.1	Conditions Precedent

Except for clauses 3, 27 and 29, this Agreement and the transactions contemplated by it are subject to and conditional upon:

(a)	any necessary consents or approvals required in respect of this Agreement and the transactions contemplated by it under the Mining Act being granted; and

(b)	the Buyer and Australia and New Zealand Banking Group Limited executing a facility agreement to give effect to the commercial terms set out in the Term Sheet together with the execution of the security documents as described in the Term Sheet.

3.2	Waiver of Condition Precedent

(a)	Subject to clause 3.2(c), the condition precedent set out in clause 3.1(a) is for the benefit of both the Seller and the Buyer and may be mutually waived by them in writing. Any such waiver is irrevocable.

(b)	Subject to clause 3.2(c), the Condition Precedent set out in clause 3.1(b) is for the benefit for the Buyer and may be waived only by it. Any such waiver is irrevocable.

(c)	It is acknowledged and agreed that if the Parties proceed to Settlement prior to the satisfaction of any Condition Precedent the Party or Parties entitled to the benefit of that Condition Precedent will be deemed to have waived the Condition Precedent.

3.3	Assurance

(a)	Notwithstanding clause 3.2 each Party shall use its best endeavours and do all things necessary to facilitate and procure the satisfaction of the Condition Precedent as soon as possible.

(b)	The Seller will be responsible for requesting the approvals referred to in clause 3.1(a) and the Buyer will be responsible for satisfying the condition referred to in clause 3.1(b).

(c)	The Party responsible for obtaining an approval shall immediately inform the other Party of:

(i)	any developments in the application for the approval; and

(ii)	the grant or rejection of any the approval (together with a copy of the approval or rejection letter).

3.4	Failure of Conditions Precedent

If any one or more of the Conditions Precedent is or are not:

(a)	satisfied; or

(b)	waived by the Party or Parties entitled to the benefit of that Condition Precedent,

on or by 11.59 pm (Adelaide time) on 12 August 2005 or such later date as is fixed pursuant to clause 3.5, then this Agreement may be terminated by notice by one Party to the other Party and upon such termination of this Agreement:

(c)	the Deposit shall be forfeited absolutely in favour of the Seller, if the Conditions Precedent referred to in clause 3.1(b) is not satisfied or waived by the date referred to in this clause 3.4;

(d)	the Parties shall immediately and automatically be released from all of their obligations under clauses 15 and 16 and all such clauses shall cease to have any force or effect; and

(e)	except for this clause 3.4, clauses 27 and 29 and all other clauses expressed to apply after termination, this Agreement shall be of no further force or effect and except to the extent that any Party has breached its obligations under any clauses referred to in clause 3.4(c) before the date of termination no Party shall have any claim against the other under this Agreement and this clause can be pleaded in full defence of any such claim.

3.5	Extension of date for meeting Condition Precedent

The Parties may mutually agree to extend the date for satisfaction of the Condition Precedent.

4.	Purchase Price

4.1	Calculation of Purchase Price

(a)	The Cash Component is the amount calculated in accordance with the following formula:

CC	=	$190,000,000 less LA less D

where:

CC	=	Cash Component

LA	=	Leave Adjustment

D	=	Deposit (which for the purpose of computing the Cash Component only, shall be deemed to equal the amount in Australian dollars converted at the prevailing spot rate at the time and on the day of execution of this Agreement)

(b)	Not later than 5 Business Days prior to the Settlement Date, the Buyer and the Seller shall agree the Leave Adjustment, provided that a failure to agree to the amount of the Leave Adjustment by this date or by the Settlement Date will not entitle the Buyer to withhold the payment of the Cash Component (without taking into account the Leave Adjustment), or any part thereof.

(c)	If the Seller and the Buyer still cannot agree to the Leave Adjustment by the five Business Days after Settlement Date, the provisions of clause 28 will apply. Provided that the Cash Component (without taking into account the Leave Adjustment) has been paid in full to the Seller, the Seller will refund an amount equal to the Leave Adjustment once the amount has been agreed upon between the Seller and the Buyer or determined in accordance with clause 28 (as the case may be).

(d)	Not later than three Business Days prior to the Settlement Date, the Buyer and the Seller shall agree to the amount of the Working Capital Adjustment, being the fair value for the working capital component of the Project Interest but which, in the absence of agreement, will be an amount equal to the Trade Creditor Liabilities.

4.2	Payment

The Purchase Price will be paid in the following manner:

(a)	On the date of this Agreement, the Deposit shall be paid by the Buyer to the Seller in immediately available funds which shall not be refundable in the circumstances provided for in clause 3.4(c).

(b)	On Settlement, the Cash Component shall be paid by the Buyer to the Seller or to another party at the written direction of the Seller.

(c)	On Settlement, the Buyer’s Guarantor shall issue and allot the Shares constituting the Share Component to the Share Subscriber.

(d)	The Working Capital Adjustment shall be payable by monthly instalments on the last day of each calendar month on and from the Effective Time (subject to Settlement) until such time as the whole of the Working Capital Adjustment is paid, the amount of such instalments being the lesser of:

(i)	the amount of the Trade Creditor Liabilities actually paid by the Seller during that month; and

(ii)	the amount of free cash flow (being actual cash receipts less actual cash outflows properly attributed to the carrying on of the Business) during that month,

provided that, in relation to any month, the amount of any shortfall in the instalment amount vis-à-vis the amount of the Trade Creditor Liabilities actually paid by the Seller during that month, if any, shall be recoverable from any surplus free cash flow from the succeeding month or months.

The Parties will on demand provide each other with all necessary information to allow them to determine the extent of their rights and obligations under clause 4.2(d). For the avoidance of doubt, the Buyer acknowledges that the Working Capital Adjustment is paid from the cash generated from the Business, and not from the funds of the Buyer. Accordingly, this amount will not be refundable to the Buyer under any circumstances in the event this Agreement is terminated.

4.3	Apportionment of Purchase Price

The Parties agree to the apportionment of the Purchase Price between the assets comprising the Project Interest as set out in Item 3 of the Schedule.

5.	Excluded Amounts

(a)	The Buyer agrees and acknowledges that the Seller shall be entitled to retain for its absolute benefit the Excluded Amounts as and when they are received, provided that the Seller will be responsible for refunding or giving credit for (as the case may be) any Negative Variation in connection with the Excluded Amounts (or any part or parts thereof) to the purchaser or purchasers of the Concentrates.

(b)	If the Excluded Amounts (or any part or parts thereof) are received by the Business after Settlement (as the case may be), the Buyer must as soon as practicable but in any event within 48 hours pay those Excluded Amounts to the Seller, and shall, pending such payment, hold these Excluded Amounts on trust for the Seller and deal with these moneys only in accordance with the Seller’s directions.

(c)	The Buyer acknowledges that the Excluded Amounts (whether received by the Business or otherwise) are deemed not to form a part of the Cash on Hand or any of the other assets of the Business, and no adjustment shall be made to the Purchase Price by reason of such exclusion.

6.	Settlement

6.1	Timing for Settlement

Settlement shall take place at 10 am Adelaide time on the Settlement Date.

6.2	Place for Settlement

Settlement shall take place at 100 Hutt Street, Adelaide, SA 5000 or such other place as may be agreed in writing between the Parties.

6.3	Obligations at Settlement

Subject to clause 6.8, at Settlement:

(a)	The Seller shall:

(i)	with respect to those Tenements which have been granted at the date of Settlement, deliver to the Buyer the Transfers duly executed by the Seller together with the instruments of title (if any). The Transfers shall be unstamped but otherwise in registrable form;

(ii)	with respect to the Authorisations that are capable of transfer to the Buyer, deliver to the Buyer the duly executed by the Seller but unstamped instruments of transfer prepared by the Buyer and in a form acceptable to the Seller (such instruments of transfer to be submitted to the Seller for approval at least five Business Days before the Settlement Date) in relation to these Authorisations;

(iii)	deliver to the Buyer the duly executed by the Seller but unstamped instruments of transfer prepared by the Buyer and in a form acceptable to the Seller (such instruments of transfer to be submitted to the Seller for approval at least five Business Days before the Settlement Date) in relation to the Motor Vehicles and such of the plant, equipment, structures and fixtures (if any), as described in Annexure D, the ownership of which is registered on any public register;

(iv)	deliver to the Buyer originals or where the originals are not available, copies of the Assigned Agreements in the possession or control of the Seller or its Related Corporations;

(v)	deliver to the Buyer all such duly executed deeds, assignments, discharges of mortgage, withdrawals of caveat (other than those lodged by the Buyer) and such other instruments of conveyance or transfer in registrable form which may be necessary to effectively vest in the Buyer legal and beneficial ownership of the Project Interest;

(vi)	deliver to the Buyer all other assets (if any) comprising the Project Interest and which are capable of physical delivery by making them available at the Business sites;

(vii)	give to the Buyer possession of the Records;

(viii)	if required by the Buyer, deliver to the Buyer the power of attorney referred to in 6.6(d);

(ix)	deliver to the Buyer an undated but duly executed by the Seller transfer, in favour of the Buyer, of the registered interest of the Seller in the Tenements which will arise upon grant of the Application (such instrument of transfer to be submitted to the Seller for approval at least five Business Days before the Settlement Date);

(x)	subject to the Transitional Arrangements and the Services Agreement, give to the Buyer possession of the Tenements and the Licensed Premises;

(xi)	subject to clause 6.3(b)(iv), deliver to the Buyer a bank cheque in the amount of the Cash on Hand; and

(xii)	if the Share Subscriber is not a Party to this Agreement, a Deed Poll executed by the Share Subscriber under which the Share Subscriber agrees to deal with the Shares constituting the Share Component in the manner set out in clause 6.4(c).

(b)	The Buyer shall:

(i)	pay the Settlement Cash Component to the Seller;

(ii)	deliver the valid and duly executed Replacement Performance Bonds to the Seller (which shall be authorised to forthwith deliver the same to the Department in exchange for the release of the Performance Bonds);

(iii)	if it has not already done so, perform all other acts and execute all other documents as are required by this Agreement to be done and executed by the Buyer upon Settlement; and

(iv)	if applicable, deliver to the Seller a bank cheque for the amount calculated in accordance with clause 16.3.

(c)	The Buyer’s Guarantor shall:

(i)	issue by way of allotting the Shares constituting the Share Component to the Share Subscriber; and

(ii)	deliver to the Seller a certified copy of the minute of the meeting of the board of directors of the Buyer’s Guarantor at which the directors resolved to issue by way of allotment the Shares constituting the Share Component to the Share Subscriber on Settlement.

6.4	Share Component

(a)	The Share Component to be issued by the Buyer’s Guarantor to the Share Subscriber:

(i)	must be free from all Encumbrances;

(ii)	must be credited as fully paid;

(iii)	must rank equally in all respects with all other fully paid ordinary shares of the Buyer as at Settlement, save that they will not be entitled to any distributions or entitlements which entitlement dates are before the issuance date of the Shares constituting the Share Component; and

(iv)	must, immediately upon issuance, be listed and freely traded on the ASX.

(b)	The Seller is entitled, without prejudice to the other rights of the Seller, to delay Settlement if the Shares constituting the Share Component, or any of them, is not or cannot be issued on the terms as set out in clause 6.4(a). If the Seller elects to delay Settlement, the amount of $75,000,000 represented by the Shares constituting the Share Component, shall be deemed to be overdue, and the provisions of clause 25 shall apply accordingly.

(c)	The Seller acknowledges that for the six month period (Escrow Period) following the issuance of the Shares constituting the Share Component to the Share Subscriber, the Shares constituting the Share Component may not be transferred to a third party other than a Related Corporation of the Share Subscriber without the consent of the Buyer’s Guarantor. If at the end of the Escrow Period the Share Subscriber wishes to dispose of the Shares or any of them, the Buyer’s Guarantor will use its reasonable endeavours to find an acquirer of the Shares on behalf of the Seller provided that nothing in this clause 6.4(c) shall be construed as imposing any obligation on the Share Subscriber to seek the consent of the Buyer’s Guarantor or the Buyer nor accept any particular term or condition of sale, including without limitation the price payable for the Shares constituting the Share Component, to any potential acquirer identified by the Seller.

6.5	Stamping and registration of transfers

Following Settlement, the Buyer shall promptly cause the Transfers delivered by the Seller at Settlement to be stamped and registered.

6.6	Transfer of Tenements which are currently applications

With respect to each Tenement which is still an application at the date of Settlement (Application):

(a)	At Settlement, the Seller shall deliver to the Buyer an undated transfer, in favour of the Buyer, of the registered interest of the Seller in the Tenement which will arise upon grant of the Application.

(b)	The Buyer shall not register such transfer until after the Application has been granted and any prescribed “no-transfer” period has expired or effectively has been waived by the Minister by consent to transfer during the “no-transfer” period.

(c)	Following Settlement, the Buyer shall be responsible for pursuing the grant of the Application. The Seller shall provide any reasonable assistance that the Buyer may request with respect to the Application and shall promptly deliver or cause to be delivered to the Buyer all notices and correspondence that the Seller sends or receives in relation to the Tenement the subject of the Application.

(d)	The Seller agrees that if so requested by the Buyer on or after Settlement, the Seller will grant to the Buyer a power of attorney prepared by the Buyer and in a form reasonably acceptable to the Seller (such power of attorney to be submitted to the Seller for approval at least five Business Days before the Settlement Date) in respect of the Seller’s interest in the Application for the purposes of obtaining the grant of the Application.

(e)	The Seller shall advise the Buyer as and when each Application is granted.

(f)	The Buyer shall, following grant of the Application and upon any prescribed “no-transfer” period having expired or effectively having been waived by the Minister (by consent to transfer during the “no-transfer” period), stamp and register the transfer held by the Buyer with respect to the subject of that Application.

(g)	In addition to and without affecting clause 14.2, the Buyer shall indemnify and hold the Seller from and against all actions, claims, demands, proceedings, suits, costs, damages, expenses, losses and liabilities arising after the Settlement Date arising from or relating to the prosecution of the Application, the holding of any Tenement arising from the grant of the Application or anything done or omitted to be done by or on behalf of the Buyer on the land the subject matter of such Tenement.

6.7	Assignment and transfers

(a)	With respect to each Assigned Agreement (other than Normal Operational Agreements):

(i)	Promptly upon the execution of this Agreement, the Buyer shall execute a Deed in relation to each Assigned Agreement and forward the same to the Seller, which shall forward that Deed to the other parties to that Assigned Agreement.

(ii)	The Seller and the Buyer shall use all reasonable endeavours to procure the full execution of the Deeds prior to Settlement.

(iii)	At Settlement, Seller shall deliver to the Buyer such of the Deeds which have been executed by all parties thereto, including the Seller.

(iv)	The failure to procure the full execution of any Deed will not delay Settlement.

(v)	With respect to any Deed which has not been fully executed prior to Settlement:

(A)	the Seller and the Buyer shall continue to use all reasonable endeavours to procure the full execution of the Deed as soon as reasonably practicable; or

(B)	the Seller may, if the failure or refusal to execute the Deed is by a party (Non-Executing Party) other than the Buyer or the Seller and where the express consent of the Non-Executing Party is not required under the relevant Assigned Agreement, elect to dispense with the execution of the Deed by the Non-Executing Party, and to serve a notice of assignment on the Non-Executing Party instead.

Until such time as the Deed or the Licence Assignment has been fully executed (or where clause 6.7(a)(v)(B) applies, until such time as the Deed has been fully executed by all Parties, except the Non-Executing Party, and the notice of assignment having been delivered to the Non-Executing Party), the Seller shall hold the relevant interest under the Assigned Agreement as trustee for Buyer and shall comply with the directions of the Buyer in relation thereto, subject to the Buyer assuming all obligations of the Seller under the Assigned Agreement and indemnifying the Seller for any costs or liabilities which arise as a result of the Seller acting as the trustee for the Buyer as well as acting on the Buyer’s directions.

(b)	Without affecting clause 6.7(a)(v)(B), the Seller will make all reasonable efforts to secure the full execution of the Deeds by the other parties to the Assigned Agreements and the Buyer agrees to render all reasonable assistance to facilitate the full execution of the Deeds by the other parties to the Assigned Agreement. Notwithstanding the above, the Buyer acknowledges that the sale and purchase of the Project Interest is not conditional upon the assignment of the rights under the Assigned Agreements, and a failure by any party to an Assigned Agreement to execute the Deeds will not be a ground for terminating this Agreement or the adjustment of the Purchase Price.

(c)	In respect of Assigned Agreements held on trust by the Seller under clause 6.7(a)(v), the Seller:

(i)	must immediately pay to the Buyer without deduction or set off (unless required by law) all sums received under those Assigned Agreements relating to services provided after Settlement by the Buyer;

(ii)	must not take any action under any such Assigned Agreement which is likely to have a detrimental effect on the Buyer without the prior written consent of the Buyer; and

(iii)	must provide all necessary co-operation and assistance to the Buyer in carrying out its obligations under that Assigned Agreement until that Assigned Agreement is assigned or otherwise transferred to the Buyer, but in any event for a period of not more than as contemplated under clause 6.7(e).

(d)	In relation to the assignment of the Seller’s rights and interests under the Electricity Supply Agreement, the Buyer undertakes to the Seller that it will not renew or seek to renew the Electricity Supply Agreement when the Electricity Supply Agreement expires in 31 July 2007. In the event the Buyer requires supply of electricity to the Business after 31 July 2007 from Western Power Corporation, the Buyer shall allow the Electricity Supply Agreement to expire on 31 July 2007 and enter into a fresh contract with Western Power Corporation for supply of electricity to the Business for the period after 31 July 2007. This clause shall survive Settlement.

(e)	Notwithstanding anything else to the contrary in this Agreement, if it has not been possible to assign an Assigned Agreement that requires the consent of a party to that agreement within six months of the Settlement Date or, in the case of Critical Assigned Agreements, within 12 months of the Settlement Date, the Seller will have no further obligations under this Agreement:

(i)	to assign such Assigned Agreement to the Buyer; or

(ii)	to hold the benefit of such Assigned Agreement on trust for the Buyer,

provided that the Seller has used reasonable endeavours to procure such assignment.

6.8	Interdependent Obligations

The obligations of the Seller and the Buyer under clause 6.3 and clause 6.6(a) are interdependent and must be completed simultaneously and no actions, delivery or payment will be taken to have been made and performed until all actions, deliveries and payments and other obligations to be performed at Settlement have been made and performed.

6.9	Property and Risk

(a)	The risk in the Project Interest remains with the Seller up until but excluding the Effective Time, at which time risk in the Project Interest will pass to the Buyer and the Buyer shall effect and maintain its own insurances and shall have no right to seek insurance coverage in relation to the Project Interest under any policy of insurance procured by the Seller or any of its Related Corporations.

(b)	The title to and property in the Project Interest remains with the Seller up until Settlement, at which time title to and property in the Project Interest will pass to the Buyer. During the Interim Period, the Seller will, subject to Settlement taking place, act in the manner as set out in clauses 15 and 16.

6.10	Further Assurance

On and after Settlement, the Seller shall from time to time at the request of the Buyer sign any further documents as may be reasonably necessary to perfect the transfer to the Buyer of the Project Interest.

6.11	No warranty

(a)	The Seller does not warrant or represent that:

(i)	the lists of Authorisations and Assigned Agreements set out Annexure F and Annexure B to this Agreement respectively are complete or exhaustive; or

(ii)	that all the Assigned Agreements set out in Annexure B are still valid or subsisting or have not been superseded by other arrangements.

(b)	In the event the Seller or the Buyer discovers any additional Authorisation or Assigned Agreement which are not set out in the lists of the same, the Parties shall co-operate fully and use reasonable endeavours to transfer or assign such Authorisation or Assigned Agreement, to the extent it is lawful and possible to do so.

7.	Performance bonds

7.1	Performance Bonds

Without affecting the Buyer’s obligation under clause 6.3(b)(ii), the Seller and Buyer must take all necessary steps to procure the release or refund of the Performance Bonds promptly after Settlement including, without limitation, in the case of the Buyer, by procuring the issue of the Replacement Performance Bonds as soon as reasonably possible.

7.2	Indemnity

Until the Performance Bonds are released or refunded in accordance with clause 7.1, the Buyer will, with effect from the Effective Time but subject to Settlement, indemnify the Seller in relation to all claims or calls made under or pursuant to the Performance Bonds as well as all fees to maintain the Performance Bonds beyond a date 3 months after Settlement.

8.	Obligations after settlement

8.1	Access to data records and assistance

(a)	For a period of five years after the Settlement Date, the Buyer shall allow the Seller (at the Seller’s reasonable cost) and its representatives reasonable access to and to copy the Business Records during business hours.

(b)	If, at any time at or after Settlement, the Buyer employs any person who was formerly employed by Newmont, the Subsidiary or any of their Related Corporations at or in connection with the Business and that person has knowledge or information, or is capable of giving evidence, which Newmont or the Subsidiary considers (acting reasonably) may be of assistance to Newmont, the Subsidiary or any of their Related Corporations in connection with any litigation or claim of any kind brought or made against any one or more of Newmont, the Subsidiary or any of their Related Corporations, subject to Newmont or the Subsidiary or any of their Related Corporations entering into appropriate arrangements with the Buyer in relation to the cost of providing such assistance, the Buyer must use reasonable efforts to allow Newmont, the Subsidiary or any of their Related Corporations access to that person and must actively encourage that person to assist Newmont, the Subsidiary and their Related Corporations (at the Seller’s cost) to the fullest extent of that person’s ability.

8.2	Authorisations

(a)	The Buyer shall be responsible at its cost for applying for any issuance or re-issuance (as the case may be) of the Authorisations that are not capable of transfer as well as all other and other licences, consents, permits, authorities and approvals that are required for the Business. The Seller will do all things reasonably necessary and provide all necessary co-operation and assistance to the Buyer to enable the Buyer to obtain an issue or re-issue (as the case may be) of such Authorisations.

(b)	In relation to the Groundwater Licences, the Seller shall procure the Seller’s Guarantor to allow the Buyer, to the extent permissible by law, to use and draw on the ground water in accordance with the Groundwater Licences for a period of 12 months from Settlement or until new groundwater licences are issued to the Buyer (whichever shall be the earlier), provided that the Buyer shall, with effect from Settlement, use all reasonable endeavours, at its cost, to apply for new groundwater licences from the authorities required for the Business.

8.3	Transitional Arrangements

On and from Settlement, the parties will co-operate in good faith and will use their best endeavours to give effect to the Transitional Arrangements.

9.	Employees

9.1	Offer letters

(a)	On or before the date of the satisfaction of the last Condition Precedent, the Buyer must issue to the Employees a letter in the form of Annexure I under which the Buyer offers continuing employment as and from the Settlement Date on substantially the same terms and conditions subject to a change in the employing entity from Newmont to the Buyer.

(b)	The offer of continuous employment is not retractable by the Buyer and must remain open at least until the Settlement Date unless an Employee is, prior to the Settlement Date, made redundant or otherwise ceases to be employed by Newmont at which time the offer lapses unless extended in writing at the complete discretion of the Buyer.

(c)	At the same time as the offers referred to in clause 9.1(a) are made, Newmont must issue to each Employee a letter in the form of Annexure J, in which Newmont indicates that by accepting the Buyer’s offer of employment the Employee will resign their employment or cease their employment by consent with the Newmont and will commence employment with the Buyer with effect from the Settlement Date.

(d)	Newmont will use its best efforts to procure each Employee’s resignation and/or consent to transfer employment to the Buyer.

9.2	Excluded Persons

The Buyer acknowledges that the persons listed in Annexure H will not on or before the Settlement Date be offered any continuing employment by the Buyer without the consent of the Seller and will remain as employees of Newmont, the Seller’s Guarantor or any of their Related Corporation.

9.3	Newmont’s obligations

Newmont must on the Effective Time:

(a)	pay to each Employee who is still in Newmont’s employment all accrued wages, salary, commissions and bonuses in respect of that Employee’s contract of employment, statute, Australian Workplace Agreement, award, agreement, (certified, registered or otherwise) or other arrangement or an order made by a court or tribunal under statute up to the Effective Time (pro rata or otherwise); and

(b)	ensure that all Superannuation Commitments due to be made by Newmont on or before the Effective Time in respect of each Transferring Employee have been made; and

(c)	Newmont unconditionally and irrevocably indemnifies the Buyer and will at all times keep the Buyer indemnified from and against all actions, suits, claims, demands, losses, obligations, liabilities and damages arising directly or in directly from, and any costs, charges and expenses incurred in connection with the entitlements to be paid or satisfied by Newmont under clauses 9.3(a) and 9.3(b).

9.4	Buyer’s Obligations – Transferring Employees

(a)	From the Effective Time but subject to Settlement taking place, the Buyer will be responsible for the provision and payment (and indemnify Newmont) in relation to:

(i)	all annual leave and long service leave (including loadings) accrued by Transferring Employees prior to and after Effective Time and allow to each Transferring Employee an entitlement to sick leave which includes sick leave entitlements that had accrued to that Employee as an employee of Newmont but were untaken at the Effective Time and Newmont will not be responsible for such accrued entitlements; and

(ii)	all wages, salary, commissions and bonuses which accrue to Transferring Employees from the Effective Time.

(b)	From the Settlement Date the Buyer will:

(i)	treat the period of service (including any period of service deemed by award, statute or contract) which each Transferring Employee had with Newmont as continuous service with the Buyer under the Long Service Leave Act 1958 (WA);

(ii)	at least three Business Days before the Settlement Date notify the Seller which Employees have accepted the Buyer’s offer of continuing employment and provide the Seller with a copy of each such offer and the acceptance thereof;

(iii)	not do or omit to do anything in the course of negotiations with the Employees whereby the Seller’s or Newmont’s reputation or relationship with the Employees is harmed;

(iv)	agree for the purposes of termination payments, severance payments and redundancy payments that:

(A)	the continuity of the employment of Transferring Employees will not be broken by reason of the sale of the Business; and

(B)	the period of employment which the Transferring Employees had with Newmont shall be deemed to be service of the Transferring Employee with the Buyer;

(v)	be obliged:

(A)	to recognise including for the purposes of subsection 170CM of the Workplace Relations Act 1996 (Cth) the Transferring Employees’ entire period of service with Newmont as continuous service with the Buyer;

(B)	to:

(I)	give the period of notice that is equivalent to the Relevant Period; or

(II)	pay the Relevant Amount of Compensation,

in the event that the Buyer terminates the Transferring Employees’ employment during the period starting from the Settlement Date that is equivalent to the Relevant Period; and

(vi)	be responsible to and indemnify Newmont and the Subsidiary in respect of any breach of its obligations under this clause 9.3(a)

9.5	Acknowledgment

Each party acknowledges that the employees offered employment by the Buyer under clause 9.1 do not include the Excluded Persons.

9.6	Non-Transferring Employees

The employment of each Non-Transferring Employee will continue until terminated by Newmont, and the Buyer has no obligations (employment or otherwise) whatsoever to any Non-Transferring Employee at any time.

10.	Superannuation

10.1	Newmont’s Fund

For each Transferring Employee who is enrolled in the Newmont’s Fund, and subject always to the Transferring Employee being entitled to exercise his or her choice of superannuation fund pursuant to State and Commonwealth legislation and subject also to the Transitional Arrangements:

(a)	at the election of the Buyer, the Seller will procure that the Buyer becomes a participating employer of the Newmont’s Fund and the Buyer shall on and from the Effective Time, but subject to Settlement, make all necessary contributions to the Newmont’s Fund in respect of each Transferring Employee;

(b)	the Buyer must as soon as practically possible after the Settlement Date (and in any event no later than six months after Settlement in the event the Buyer makes the election under clause 10.1(a), or 90 days after Settlement (in the event the Buyer does not make the election under clause 10.1(a)):

(i)	arrange for that Transferring Employee to be offered membership of an alternative superannuation fund (New Fund) which will provide for that Employee benefits no less favourable than those conferred by the Newmont’s Fund; and

(ii)	contribute to the New Fund for that Transferring Employee amounts which are at least equivalent to the contributions the Seller, or its Related Corporation, made or deemed to have been made to the Newmont’s Fund for that Transferring Employee immediately before the Settlement Date; and

(c)	if that Transferring Employee consents, Newmont ensure that the trustee of the Newmont’s Fund pays to the New Fund the Transferring Employee’s entitlement to benefits in the Newmont’s Fund as at the date of payment.

10.2	Transfer on Settlement

Any transfers of membership and of entitlement under this clause shall take place on the Settlement Date or so soon thereafter as is reasonably practicable (but in any event no later than the relevant time period as set out in clause 10.1(a)) and the amounts to be transferred in accordance with this clause shall be calculated as at the date of such transfer.

11.	Warranties by the Seller and the Seller Guarantor

11.1	Seller Warranties and representations

The Seller represents and warrants to the Buyer as at the date of this Agreement (which representations and warranties shall survive Settlement) but subject to any matter, fact, thing or circumstance disclosed in the Disclosure Materials that:

(a)	the execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action on behalf of the Seller;

(b)	the Seller has corporate power and lawful authority to execute and deliver this Agreement and to observe and perform or cause to be observed and performed all of its obligations in and under this Agreement;

(c)	there is nothing of which the Seller is aware which would cause this Agreement not to constitute a legal, valid and binding obligation of the Seller;

(d)	subject to the satisfaction of the Condition Precedent and any necessary consent, approval or co-operation concerning the assignment or novation of any Assigned Agreements, this Agreement does not conflict with or constitute or result in a material breach of or default under any provision of the Seller’s constitution or under any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which the Seller is a party or is subject or by which the Seller is bound in a manner which may materially and adversely affect the rights and interests of the Buyer under this Agreement;

(e)	subject to the satisfaction of the Condition Precedent and any necessary consent, approval or co-operation concerning the assignment or novation of any Assigned Agreements, the Seller has full right, power and authority to sell, assign and transfer the Project Interest to the Buyer in accordance with this Agreement;

(f)	subject to due registration of transfers of Tenements in favour of Seller the registration of which is pending, the perfection of the Deeds and to all other matters which would be disclosed by searches of the Tenements conducted at the Department on the Business Day prior to the execution of this Agreement and except for the Permitted Encumbrances, to the best of the Seller’s information, knowledge or belief, the Seller holds the absolute beneficial title and all proprietary rights of any nature in the Project Interest and no other person has any proprietary rights of any nature in respect of the Project Interest;

(g)	upon Settlement, the Project Interest will be free from all Encumbrances (other than the Permitted Encumbrances, the Assumed Liabilities, the Existing Claims and the Environmental Liabilities);

(h)	subject to all matters which would be disclosed by searches of the Tenements conducted at the Department on the Business Day prior to the execution of this Agreement and to the grant, in due course, of applications for exemption from expenditure requirements applicable to Tenements which have been lodged (as to the grant of which no warrant or representations is made) to the best of the Seller’s information, knowledge or belief the Tenements are validly subsisting and in full force and effect;

(i)	except for the Permitted Encumbrances and as would be disclosed by searches of the Tenements conducted at the Department on the Business Day prior to the execution of this Agreement, to the best of the Seller’s information, knowledge or belief there is not any tribute, production or profit sharing, royalty, carried interest, toll treatment or smelting, production sale or delivery or similar arrangement of similar agreement or arrangement affecting any of the Tenements or any metals or minerals which may be derived from any of them which was granted, created or otherwise entered into by Seller;

(j)	there are no unsatisfied writs of execution relating to any of the Project Interest;

(k)	to the best of the Seller’s information, knowledge or belief applications for exemption from the expenditure requirements applicable to the Tenements have been lodged where appropriate in accordance with prudent mining tenement management practices and to the best of the Seller’s information, knowledge or belief, there is no information contained in any of those applications is untrue or otherwise materially misleading or deceptive;

(l)	no receiver or administrator has been appointed of the whole or any part of the Project Interest or undertaking of the Business, and no such appointment has been threatened or is envisaged by the Seller, and no judgment has been obtained nor any execution or process of any court or other authority been issued against or been levied or enforced upon the Seller partly or wholly in respect of the Business or the Project Interest or any part thereof;

(m)	the Seller is not in liquidation or administration, and no order petition, application, proceeding, meeting or resolution has been made, presented, brought, called, threatened or passed for the purpose of liquidating the Seller or placing the Seller in administration;

(n)	no mortgagee is or is entitled to be in possession of the whole or any part of the Project Interest or Business;

(o)	subject to the Existing Claims, there is no litigation current or pending or, to the best of the Seller’s information knowledge or belief, threatened, against the Seller which might in any way affect the Seller’s title to any of the Project Interest;

(p)	there is no circumstance or fact of which, to the best of the Seller’s information, knowledge or belief, involves the Business which may result in the revocation of or variation in any material respect of any of the Authorisations held by the Seller in connection with the ownership of the Project Interest or the carrying on of the Business or any part thereof or which would hinder or prevent the transfer or grant thereof to the Buyer;

(q)	to the best of the Seller’s information, knowledge or belief there is not and at the Settlement Date there will not be any subsisting or imminent contravention of any of the Authorisations obtained by or on behalf of the Seller in relation to the Business including any Authorisation obtained under an Environmental Law;

(r)	to the best of the Seller’s information, knowledge or belief, the Seller is not in breach or contravention of or default under or non-compliance with any statute, rule, regulation or by-law, whether Commonwealth, State or Municipal, applicable to the Business or by which it may be bound including an Environmental Law and the Seller has not received notice that it may be in such default contravention or breach;

(s)	to the best of the Seller’s information, knowledge or belief, there are no actions, suits or proceedings pending or threatened against the Seller in any way relating to the Project Interest or the Business by or before any court or governmental authority or agency concerning any non-compliance or alleged non-compliance with any regulation or requirements including, without limitation, any condition applying to any Authorisation;

(t)	to the best of the Seller’s information, knowledge or belief, there are no orders, notices or requirements of any government body or governmental authority or provisions of any legislation affecting or relating to or which may affect or relate to the Business, the Project Interest or the Authorisations which have not been complied with;

(u)	subject to the Existing Claims and to the best of the Seller’s information, knowledge or belief:

(i)	there are no litigation, suits, arbitration, claims, demands or proceedings against the Seller, either at law or in equity, or before or by any governmental agency or arbitrator pending or to the best of the knowledge of the Seller threatened, against to the Project Interest or the Business;

(ii)	there are no unsatisfied or outstanding judgments, orders, decrees or stipulations materially affecting the Seller, the Project Interest or the Business, or to which it is or may become a party;

(iii)	the Seller neither knows of nor has any grounds to know of any basis of any government investigation relating to the Project Interest or the Business; and

(iv)	there are no claims against the Seller pending or threatened which if valid would constitute or result in a breach of any representation, warranty or covenant herein;

(v)	to the best of the Seller’s information, knowledge or belief, the Seller has not received any written communications which have not been fully complied with and cleared concerning alleged violations of any Environmental Law or claims with respect to environmental matters with respect to the Business;

(w)	to the best of the Seller’s information, knowledge or belief, all Authorisations required under any applicable Environmental Law to own and operate the Business have been obtained and are in good standing;

(x)	to the best of the Seller’s information, knowledge or belief, and other than rehabilitation obligations arising out of any Mining or Exploration activities undertaken by the Seller or any other person on or in respect of the Tenements, there are not, and at Settlement will not be any, material Environmental Liabilities in relation to the Project Interest or the Business;

(y)	the Seller has not purposely or knowingly withheld any information which could render any of the Disclosure Materials misleading in any material respect;

(z)	to the best of the Seller’s information, knowledge or belief, the information set out in the Recitals and Schedules to this Agreement and all other letters, documents and communications supplied or conveyed to the Buyer or the Buyer’s agents, employees or advisers by the Seller or any of the Seller’s agents, employees or advisers, is true and accurate in all material respects and is not misleading;

(aa)	to the best of the Seller’s information, knowledge or belief, the particulars of the Employees contained in Annexure G are true and correct in all material particulars;

(bb)	Newmont has made timely payments of any taxes required to be deducted and withheld from the wages and salaries paid to the Employees, and Newmont have paid all Employees in accordance with all applicable awards, legislation or agreements whether registered or otherwise;

(cc)	the Seller has fully complied with each of its Superannuation Commitments;

(dd)	the Seller enjoys exclusive peaceful and undisturbed possession under the Licence subject to the terms of the Licence;

(ee)	the Licence is valid subsisting and enforceable in accordance with its terms, and the Seller has duly complied with and fulfilled all the Seller’s obligations and duties thereunder;

(ff)	save in relation to matters previously disclosed to the Buyer or otherwise expressly provided in this Agreement, to the best of the Seller’s information, knowledge or belief the Seller has run the Business prior to the Effective Time with the assets that it is selling to the Buyer under this Agreement;

(gg)	to the best of the Seller’s information, knowledge or belief, none of the Plant and Equipment has been or has been agreed to be let on hire or hire purchase or sold on deferred terms;

(hh)	to the best of the Seller’s information, knowledge or belief, the Seller is not in default under or in violation of any provision of the Assigned Agreements or any other agreement, obligation or arrangement to which it is a party or by which it is or may be bound or to which the Business or the Project Interest are subject nor having made all due and proper enquiries has the Seller any knowledge of the invalidity of or grounds for rescission or avoidance or repudiation of any agreement entered into by it and the Seller has not received notice of any intention to terminate any such agreement;

All representations and warranties contained in this clause 11.1 shall be true and correct in every material respect as at Settlement and with the same effect as though such representations and warranties had been made at and as of that time.

11.2	Seller’s Guarantor Warranties and Representations

The Seller’s Guarantor warrants and represents to the Buyer as at the date of this Agreement (which warranties and representations shall survive Settlement), that:

(a)	the execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action on behalf of the Seller’s Guarantor;

(b)	the Seller’s Guarantor enters into this Agreement on its own behalf and does not enter into this Agreement as trustee for and on behalf of any trust;

(c)	the Seller’s Guarantor has full corporate power and lawful authority to execute and deliver this Agreement and to observe and perform or cause to be observed and performed all of its obligations is and under this Agreement;

(d)	there is nothing of which the Seller’s Guarantor is aware which would cause this Agreement not to constitute a legal, valid and binding obligation of the Seller’s Guarantor;

(e)	this Agreement does not conflict with or constitute or result in a material breach of or default under any provision of the constitution of the Seller’s Guarantor or under any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which the Seller’s Guarantor is a party or is subject or by which the Seller’s Guarantor is bound;

(f)	no statutory, governmental or other consent, authority or permission is necessary for the execution and performance of this Agreement by the Seller’s Guarantor except as is expressly provided for in this Agreement; and

(g)	no receiver, receiver and manager, provisional liquidator, liquidator, administrator, official manager or any like person has been appointed in respect of the Seller’s Guarantor nor have any steps been taken for, and nor is the Seller’s Guarantor aware of any act, fact, matter or circumstance which may be likely to give rise to any steps being taken for, the appointment of such a receiver, receiver and manager, provisional liquidator, liquidator, administrator, official manager or like person.

All representations and warranties contained in this clause 11.2 shall be true and correct in every material respect as at Settlement and with the same effect as though such representations and warranties had been made at and as of that time.

11.3	Claim for breach of warranty

Any claim by the Buyer for any breach of any of the Seller Warranties and the Seller Guarantor’s warranties:

(a)	must be made in writing to the Seller and the Seller Guarantor on or before the expiry of 12 months from Settlement (failing which no claim will be allowed and the Buyer agrees that the Seller and the Seller’s Guarantor will have no liability of any kind in relation to the Seller Warranties);

(b)	must contain particulars of the exact nature of the alleged breach; and

(c)	must be for an amount exceeding $750,000.

12.	Warranties by the Buyer and the Buyer’s Guarantor

12.1	Warranties and representations

The Buyer and the Buyer’s Guarantor warrant, and represent to Seller as at the date of this Agreement (which warranties and representations shall survive Settlement) that:

(a)	the execution and delivery of this Agreement has been duly and validly authorised by all necessary corporate action on behalf of the Buyer and the Buyer’s Guarantor;

(b)	the Buyer and the Buyer’s Guarantor both enter into this Agreement on their own behalf and do not enter into this Agreement as trustee for and on behalf of any trust;

(c)	the Buyer and the Buyer’s Guarantor have full corporate power and lawful authority to execute and deliver this Agreement and to observe and perform or cause to be observed and performed all of their obligations in and under this Agreement;

(d)	there is nothing of which the Buyer or the Buyer’s Guarantor is aware which would cause this Agreement not to constitute a legal, valid and binding obligation of the Buyer or the Buyer’s Guarantor;

(e)	this Agreement does not conflict with or constitute or result in a material breach of or default under any provision of the constitutions of the Buyer and the Buyer’s Guarantor or under any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which the Buyer or the Buyer’s Guarantor is a party or is subject or by which the Buyer or the Buyer’s Guarantor is bound;

(f)	no statutory, governmental or other consent, authority or permission is necessary for the execution and performance of this Agreement by the Buyer or by the Buyer’s Guarantor except as is expressly provided for in this Agreement;

(g)	no receiver, receiver and manager, provisional liquidator, liquidator, administrator, official manager or any like person has been appointed in respect of the Buyer or the Buyer’s Guarantor nor have any steps been taken for, and nor is the Buyer or the Buyer’s Guarantor aware of any act, fact, matter or circumstance which may be likely to give rise to any steps being taken for, the appointment of such a receiver, receiver and manager, provisional liquidator, liquidator, administrator, official manager or like person;

(h)	the issue of the Shares constituting the Share Component to the Share Subscriber complies with:

(i)	the constitution documents of the Buyer’s Guarantor;

(ii)	any agreement created by the Buyer’s Guarantor or its shareholders;

(iii)	the Corporations Act and any other applicable law; and

(iv)	any governmental consent or contractual consent relating to the Buyer’s Guarantor or its assets, or any marketable securities issued by the Buyer’s Guarantor;

(i)	the Shares constituting the Share Component will upon issue to the Share Subscriber be fully paid, listed and freely traded on the ASX and registered in the register of members of the Buyer in the name of the Seller or its nominee;

(j)	all regulatory and other approvals and consents for the listing of the Shares constituting the Share Component on the ASX will be obtained;

(k)	the Share Subscriber or its nominee will hold the legal interest in the Shares constituting the Share Component upon issue free and clear of any security interest, whether created by the Buyer or otherwise save as provided for in 6.4(c).

All representations and warranties contained in this clause 12.1 shall be true and correct in every material respect as at Settlement and with the same effect as though such representations and warranties had been made at and as of that time.

12.2	Buyer’s Acknowledgements

The Buyer acknowledges and agrees that:

(a)	it is a sophisticated purchaser who has made its own independent investigations in relation to the Project Interest and (other than as expressly provided in this Agreement including the Seller Warranties) is relying solely on its own knowledge in entering into this Agreement;

(b)	other than as expressly stated in this Agreement, it is not relying upon any information provided by or on behalf of, or any warranty or representation of, Seller, any other Related Corporation of the Seller or any of the officers, employees agents or representatives of the Seller or any other Related Corporation of the Seller;

(c)	the environmental obligations and Environmental Liabilities, including (without limitation) the environmental obligations or Environmental Liabilities in relation to:

(i)	transferring all applicable licences and other approvals to the Buyers;

(ii)	obtaining all required licences or other approvals;

(iii)	complying with all past, current and future conditions relating to applicable licences and other approvals;

(iv)	identification, reporting and remedy of any past, present or future contamination,

(v)	rehabilitation, including (without limitation) under applicable licences, other approvals, Tenements and land holding conditions, legislation or regulation;

(vi)	monitoring and reporting in respect of tailings facilities and groundwater well licences; and

(vii)	third party actions under applicable legislation or common law including (without limitation) in nuisance or negligence,

may exist or be imposed and the Buyer will assume full responsibility in respect of all prior, existing and future environmental obligations and Environmental Liabilities affecting the Project Interest purchased by it;

(d)	the grant, and any conditions applicable to any grant, of any application for the grant of any Tenement are at the discretion of the Department and the Minister, and that the application may not be granted; and

(e)	other than as expressly stated in this Agreement, all warranties and representations (whether implied by applicable law, equity or otherwise) are excluded to the full extent allowed by law or equity (as applicable); and.

(f)	other than as expressly set out under the Seller Warranties, the Project Interest are transferred on an “as is” basis and the Seller does not make any representation or warranty as to the state, conditions, quality, merchantability, accuracy, safety, reliability or fitness for a particular purpose of the Project Interest.

12.3	Claim for breach of warranty

Any claim by the Seller for any breach of any of the warranties of the Buyer or the Buyer’s Guarantor set out in this clause:

(a)	must be made in writing to the Buyer or the Buyer’s Guarantor (as the case may be) on or before the expiry of 12 months from Settlement (failing which no claim will be allowed and the Seller agrees that the Buyer and the Buyer’s Guarantor will have no liability of any kind in relation to the Seller Warranties);

(b)	must contain particulars the exact nature of the alleged breach; and

(c)	must be for an amount exceeding $750,000.

13.	Assumption and discharge of obligations and liabilities and related indemnities

(a)	Unless otherwise provided under clause 13(b) or 13(c), the Seller shall remain liable for all obligations and liabilities relating to the operation, development and maintenance of the Project Interest or the Business (including the Trade Creditor Liabilities and all rates, taxes and other outgoings) which have fallen due for payment or performance prior to the Effective Time (including, for avoidance of doubt, under the Assigned Agreements (whether or not assigned or novated)) and under the agreements or other documents constituting or relevant to the Permitted Encumbrances or arising in tort or pursuant to any statute or legislation.

(b)	Subject to Settlement, on and from the Effective Time, the Buyer agrees to assume and pay, perform, and discharge all duties, obligations and liabilities:

(i)	constituting the Assumed Liabilities (irrespective of whether such duties, obligations or liabilities have arisen prior to the Effective Time or otherwise); and

(ii)	relating to the operation, development and maintenance of the Project Interest or the Business (including all rates, taxes and other outgoings), on or after the Effective Time, including, for avoidance of doubt, under the Assigned Agreements (whether or not assigned or novated) and under the agreements or other documents constituting or relevant to the Permitted Encumbrances or arising in tort or pursuant to any statute or legislation.

(c)	For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Buyer:

(i)	acknowledges the existence of the Existing Claims and the Environmental Liabilities;

(ii)	agrees that the Buyer shall, on and from the Effective Time, be responsible for the Environmental Liabilities and the conduct of the Existing Claims, irrespective of whether the circumstances giving rise to the Environment Liabilities or the Existing Claims have occurred before or after the Effective Time;

(iii)	agrees that as and from the Effective Time the risk of any adverse consequences flowing from the determination of the Existing Claims lies with the Buyer; and

(iv)	agrees that the Buyer shall have no Claim against the Seller in respect of, relating to or arising out of the Existing Claims or the Environmental Liabilities.

14.	Indemnity

14.1	Indemnity by the Seller

The Seller hereby indemnifies and shall keep indemnified the Buyer from and against and in respect of any Claims whatsoever which may be taken or made against the Buyer or which the Buyer may incur or suffer as a direct or indirect consequence of any breach by the Seller of any of the warranties set out in clause 11.

14.2	Indemnity by the Buyer

The Buyer hereby indemnifies and shall keep indemnified the Seller from and against and in respect of any Claims whatsoever which may be taken or made against the Seller or which the Seller may incur or suffer:

(a)	in relation to or in connection with the Assumed Liabilities, including for the avoidance of doubt, in relation to or in connection with any and all liabilities and obligations that the Seller will, under the terms of the Deeds, continue to be responsible for, but is otherwise expressed to be assumed by the Buyer under this Agreement; and

(b)	as a direct or indirect consequence of any breach by the Buyer of:

(i)	any of its obligations under this Agreement;

(ii)	the Buyer’s warranties set out in this Agreement;

(iii)	the Buyer’s obligations under the Mining Act for any revegetation or the rehabilitation of the Tenements including, for the avoidance of doubt, any such obligations which may have arisen prior to Settlement; and

(iv)	in respect of any matter or thing done or admitted to be done by the Buyer under this Agreement or which arises out of the conduct of the Tenements by the Buyer or out of any act or omission made by the Buyer before the date upon which this Agreement has been signed by both Parties.

15.	Period prior to Effective Time

15.1	Business as a going concern

During the period between the date of this Agreement and the Effective Time, the Seller shall remain in possession of the Project Interest and shall carry on the Business as a going concern in the ordinary course of business.

15.2	Conduct of activities

During the period between the date of this Agreement and the Effective Time, the Seller shall, to the extent that it is reasonably able to do so having regard to the rights of third parties under the Assigned Agreements, use all reasonable endeavours to ensure that:

(a)	the operations relating to the Project Interest are conducted:

(i)	in a reasonable and proper manner;

(ii)	in the ordinary course of business;

(iii)	with due regard for the interests of the Buyer as the purchaser of the Project Interest;

(iv)	subject to this clause 15, in consultation with the Buyer wherever possible and in accordance with the Transitional Arrangements; and

(v)	in a manner consistent with the Budget;

(b)	the Tenement holders comply with any requirement, notice, order or direction given by any Governmental body in relation to the Tenements;

(c)	no substantial new commitments or undertakings are entered into by or on behalf of the Tenement holders otherwise than in accordance with the Transitional Arrangements and consistent with the Budget;

(d)	no right or interest in the Project Interest (or part of it) is disposed of;

(e)	all material obligations under contracts which are binding upon the Tenement holders are complied with;

(f)	all assets comprising the Project Interest, and in particular, all Plant and Equipment (including vehicles) are kept and maintained in working order and condition (fair wear and tear excepted) and operations relating to the Project Interest, including any mining or exploration operations, are conducted as they are conducted at the date of this Agreement so as to preserve the project as a going concern;

(g)	any mining or exploration operations are carried on in a good and workmanlike and commercially reasonable manner and in accordance with proper engineering, mining and processing methods, procedures and practices;

(h)	no contract or commitment which has a duration longer than 12 months or which is other than in accordance with the normal operation of any operations relating to the Project Interest is entered into;

(i)	trade creditors are paid and all supplies to the operations relating to the Project Interest are maintained;

(j)	no material expenditure or liability of a capital nature (including the acquisition of any asset under lease or hire purchase) which is not included in the Budget is incurred; and

(k)	other than the sales of Concentrates which gave rise to the Excluded Amounts, ensure that there are no further shipments of Concentrates until after the Effective Time.

15.3	Project Costs

During the period between the date of this Agreement and the Effective Time and to the extent that it is reasonably able to do so having regard to the rights of third parties under the Assigned Agreements, the Seller will not incur any Project Costs:

(a)	less than $500,000 (if not provided in the Budget) or if provided in the Budget, in excess of the amount allocated in the Budget by less than of $500,000, without a Buyer Representative’s prior written consent; and

(b)	in excess of $500,000 (if not provided in the Budget) or if provided in the Budget, is in excess of $500,000 over the amount provided in the Budget without the Buyer’s prior written consent.

15.4	Maintenance of Tenements

During the period between the date of this Agreement and the Effective Time, the Seller shall, to the extent that the Assigned Agreements do not transfer this obligation to a third party:

(a)	maintain or cause to be maintained the Tenements in good standing and in full force and effect;

(b)	prosecute or cause to be prosecuted the Applications with due diligence; and

(c)	perform or cause to be performed all obligations relevant to the Tenements in accordance with the conditions of the Tenements and the provisions of the Mining Act.

15.5	Assigned Agreements

During the period between the date of this Agreement and the Effective Time:

(a)	the Seller shall not amend or agree to amend any of the Assigned Agreements except with the Buyer’s consent, such consent not to be unreasonably withheld; and

(b)	as between the Seller and the other party or parties to the Assigned Agreement, the Seller shall perform all of it obligations under the Assigned Agreements.

15.6	No Disposal

During the period between the date of this Agreement and the Effective Time, the Seller covenants that it will not:

(a)	execute or grant any Encumbrances over any part of the Project Interest; or

(b)	sell, lease, or otherwise dispose or part with possession with any part of the Project Interest except in the ordinary course of its ordinary operations in relation to the Project Interest.

15.7	Information and access

During the period between the date of this Agreement and the Effective Time:

(a)	The Seller shall keep the Buyer informed as to the operations and activities upon the Tenements and any other matter coming to the Seller’s attention which would reasonably be relevant to an intending purchaser of the Project Interest.

(b)	The Seller shall have regular meetings with nominees of the Buyer to discuss work programmes and expenditures relating to the Project Interest.

(c)	The Seller shall keep the Buyer informed of all occurrences which may have a material adverse effect on the Project Interest.

(d)	The Seller shall forward to the Buyer a copy of all communications received from any third party or from any Government body which relate to the Tenements or any activities upon the Tenements.

(e)	The Seller shall, upon the receipt of reasonable notice from the Buyer, allow the Buyer and its employees, agents and advisers reasonable access to the Tenements, the

Licensed Premises and the Business during normal working hours on a Business Day for the purposes of satisfying itself that the Seller Warranties are true and accurate for the purposes of satisfying the Condition Precedent referred to in clause 3.1(b) and for the purpose of ensuring the effective transition of the Business after Settlement, provided such access shall not unduly disturb the operations of the Business.

15.8	Estimate of various assets and liabilities

(a)	The Buyer acknowledges that it has been given the opportunity prior to the execution of this Agreement to inspect the records of the Business, which the Buyer is satisfied with. From such inspections the Seller and the Buyer have jointly estimated that the Business will have assets and liabilities (not exhaustive) consisting of the following as at the Effective Time:

(i)	Cash on hand and the credit balances of all bank accounts held by or on behalf of the Seller in relation to the Business of approximately $1,690,000;

(ii)	Receivables with a book value of approximately $3,290,000;

(iii)	Store Inventories with a book value of approximately $5,100,000;

(iv)	stockpiles at the Tenements with a book value of approximately $3,700,000;

(v)	Concentrates inventories of approximately 29,500 dmt;

(vi)	Prepayments of approximately $900,000; and

(vii)	creditors of approximately $16,240,000.

(b)	Notwithstanding clause 15.8(a), the Buyer acknowledges that the figures set out in clause 15.8(a) are best estimates only and does not constitute a warranty or representation by the Seller on the accuracy of those figures. In relation to any specified class of asset or any specified class of liabilities set out in clause 15.8(a), the Buyer shall:

(i)	enjoy the full benefit of a higher actual value of the asset or a lower actual value of the liabilities; and

(ii)	bear the full risk of a lower actual value of the asset or a higher actual value of the liabilities,

on Settlement. Any variations from the estimated values shall not be a ground for any adjustment in the Purchase Price nor will the Buyer be entitled to make any claim against the Seller.

(c)	The Seller agrees that the Buyer may have the Buyer Representatives monitor transactions affecting the balances referred to in clause 15.8(a) in a material way during the period between the date of this Agreement and the Effective Time and without limiting clause 15.7, the Seller shall ensure that the Buyer Representatives have full access to the Business to enable them to carry out the monitoring contemplated by this clause.

16.	Interim Period

16.1	Governing Provisions

(a)	On and from the Effective Time, clauses 15.1 to 15.7 will continue to apply as if the reference to “the period between the date of this Agreement and the Effective Time” was a reference to “the Interim Period”.

(b)	Without limiting the obligations of the Seller under clause 16.1(a), the Seller undertakes and agrees that it will not make any material decision in relation to the Project Interest or the Business that is likely to prejudice the interest of the Buyer, without first consulting a Buyer Representative.

16.2	Conduct of Business

(a)	As soon as practicable after the Effective Time, the Seller will transfer the cash on hand and the credit balance of all bank accounts held by or on behalf of the Seller in respect of the Business as at the Effective Time (but excluding any Excluded Amounts) to a special purpose bank account, the signatories of which will be 1 representative of the Seller and at least 1 Buyer Representative (the Account). The Buyer agrees to cause the Buyer Representative to operate the Account for the purposes of the Business (including to reimburse the Seller as contemplated under clause 16.3) under the reasonable instructions of the Seller during the Interim Period for the operation of the Business in the manner carried on immediately prior to the Effective Time.

(b)	During the Interim Period:

(i)	receipts from trade debtors of the Business and sales of Concentrates, other than the Excluded Amounts, will be paid by the Seller into the Account and all outgoings in the ordinary course of the Business, including all trade creditors of the Business (but excluding the Trade Creditor Liabilities and otherwise the obligations or liabilities that are not to be assumed by the Buyer under this Agreement) will be paid by the Seller out of the Account; and

(ii)	to the extent that there is a shortfall in the monies required to conduct the Business, the Seller will contribute additional monies to the Account.

16.3	Reconciliation of Cash on Hand

At least 2 Business Days prior to Settlement, the Seller will provide to the Buyer a reconciliation of amounts paid in to and out of the Account by the Seller during the Interim Period, including all amounts contributed under clause 16.2(b)(ii). At Settlement, the Buyer will reimburse the Seller for any amounts paid by the Seller under 16.2(b)(ii) to the extent that the Seller has not been previously reimbursed from the Account.

16.4	Management Fee

In consideration of the Seller agreeing, subject to Settlement, to manage the Business as the agent for the Buyer during the Interim Period in accordance with the terms of this clause 16, the Buyer agrees and undertakes to pay to the Seller a fee of $280,000 per calendar month, the first payment of which is payable (on a pro-rated basis) on the payable on the day next following the Effective Time, and the subsequent payments on the first day of each calendar month thereafter during the Interim Period, with the last payment (prorated accordingly) being paid on the first day of the first calendar month after the Settlement Date. The Seller is authorised to deduct such fees from the Account.

17.	Buyer’s Guarantor’s guarantee and indemnity

17.1	Guarantee

The Buyer’s Guarantor hereby irrevocably and unconditionally guarantees to each Seller:

(a)	to pay the Seller immediately on demand, all moneys and liabilities that are now or at any time hereafter due and payable by the Buyer to the Seller under any of the provisions of this Agreement, the Service Agreement or both; and

(b)	the due and punctual performance and discharge by the Buyer of all of its obligations under this Agreement and the Service Agreement.

17.2	Indemnity

The Buyer’s Guarantor, as a principal obligor and as a separate and independent obligation and liability from its obligations under clause 17.1, irrevocably and unconditionally agrees to indemnify the Seller in full on demand against all losses, damages, expenses, proceedings and claims that may be suffered by or brought against the Seller arising from or in connection with any of the following:

(a)	the failure or refusal or neglect of the Buyer or the Buyer’s Guarantor to fully perform any of their respective obligations under this Agreement, the Service Agreement or both, including without limitation to any obligation to pay any moneys due and payable to the Seller pursuant to the provisions of this Agreement, the Service Agreement or both (as the case may be) within the time permitted;

(b)	the Buyer or the Buyer’s Guarantor ceasing to be legally liable to discharge any obligation or liability under or arising out of this Agreement, the Service Agreement or both for any reason whatsoever;

(c)	the avoidance or invalidity of any assurance, obligation, liability or payment on any ground whatsoever including without limitation avoidance under any legislation relating to insolvency or liquidation; and

(d)	the enforcement or attempted enforcement (including any failure or delay in enforcement) of the terms of this Agreement, the Service Agreement or both.

17.3	Provisions relating to the guarantee and indemnity

(a)	The Buyer’s Guarantor acknowledges that none of its obligations and liabilities under this clause 17 shall be reduced, discharged or otherwise adversely affected by:

(i)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Seller may now or hereafter have from or against the Buyer;

(ii)	any termination, amendment, variation, novation or supplement of or to this Agreement or any grant of time, indulgence, waiver or concession to the Buyer or the Buyer’s Guarantor or both;

(iii)	any liquidation, administration, incapacity, limitation, disability, the discharge by operation of law or any change in the constitution, name and style of the Buyer or the Buyer’s Guarantor or both;

(iv)	any amounts due under this Agreement, the Service Agreement or both to the Seller not being recoverable or the liability of the Buyer or the Buyer’s Guarantor or both to the Seller ceasing (including as a result of a release or discharge by law);

(v)	any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation(s) of the Buyer’s Guarantor or the Buyer or both; or

(vi)	any act or omission which would not have discharged or affected the liability of the Buyer’s Guarantor had it been the principal debtor instead of a guarantor or a party giving an indemnity, or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Buyer’s Guarantor or otherwise reduce or extinguish its liability under this clause 17.

(b)	The obligations and liabilities expressed to be undertaken by the Buyer’s Guarantor under this clause 17 are those of a primary obligor (and not merely as a surety) and are not ancillary or collateral to any other obligation.

(c)	This clause 17 survives Settlement and termination of this Agreement and the Service Agreement.

18.	Seller’s guarantee and indemnity

18.1	Guarantee

The Seller’s Guarantor hereby irrevocably and unconditionally guarantees to the Buyer to pay the Buyer immediately on demand, all moneys and liabilities that are now or at any time hereafter due and payable by the Seller to the Buyer in relation to any amount that the Seller is found by a court of competent jurisdiction to be liable to the Buyer as a result of a breach of clause 2 or any of the Seller Warranties.

18.2	Indemnity

The Seller’s Guarantor, as a principal obligor and as a separate and independent obligation and liability from its obligations under clause 18.1, irrevocably and unconditionally agrees to indemnify the Buyer in full on demand against all losses, damages, expenses, proceedings and claims that may be suffered by or brought against the Buyer arising from or in connection with a claim for breach of the Seller Warranty for which the Seller is found to be liable by a court of competent jurisdiction.

18.3	Seller’s Guarantor not liable in certain circumstance

For the avoidance of doubt, the Seller’s Guarantor is not liable under this clause 18 where the Buyer is restricted from making a claim against the Seller pursuant to the provisions of this Agreement.

18.4	Provisions relating to the guarantee and indemnity

(a)	The Seller’s Guarantor acknowledges that none of its obligations and liabilities under this clause 18 shall be reduced, discharged or otherwise adversely affected by:

(i)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Buyer may now or hereafter have from or against the Seller;

(ii)	any termination, amendment, variation, novation or supplement of or to this Agreement or any grant of time, indulgence, waiver or concession to the Seller or the Seller’s Guarantor or both;

(iii)	any liquidation, administration, incapacity, limitation, disability, the discharge by operation of law or any change in the constitution, name and style of the Seller or the Seller’s Guarantor or both;

(iv)	any amounts due under this Agreement to the Buyer in respect of a claim for breach of the Seller’s Warranties not being recoverable or the liability of the Seller or the Seller’s Guarantor or both to the Buyer ceasing (including as a result of a release or discharge by law);

(v)	any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation(s) of the Seller’s Guarantor or the Seller or both; or

(vi)	any act or omission which would not have discharged or affected the liability of the Seller’s Guarantor had it been the principal debtor instead of a guarantor or a party giving an indemnity, or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Seller’s Guarantor or otherwise reduce or extinguish its liability under this clause 18.

(b)	The obligations and liabilities expressed to be undertaken by the Seller’s Guarantor under this clause 18 are those of a primary obligor (and not merely as a surety) and are not ancillary or collateral to any other obligation.

(c)	This clause 18 survives Settlement and termination of this Agreement.

19.	Default prior to Settlement

19.1	If any Party (Pre-Settlement Defaulting Party) makes default in the due observance or performance of any of the material terms and conditions contained in this Agreement and on the part of the Pre-Settlement Defaulting Party to be observed or performed prior to Settlement or if one of the warranties or representations made by the Pre-Settlement Defaulting Party under clause 11 or clause 12 (as the case may be) is found to be untrue, inaccurate or misleading in any material respect, the other Party (Pre-Settlement Complying Party) may give notice of default to the Pre-Settlement Defaulting Party (Notice of Default).

19.2	A Notice of Default:

(a)	may be given at any time after the occurrence of the default;

(b)	shall be without prejudice to any other rights or remedies the Pre-Settlement Complying Party may have; and

(c)	shall:

(i)	require the Pre-Settlement Defaulting Party to remedy the default within a period of 10 Business Days from the service of the notice or within such longer period as the Pre-Settlement Complying Party may specify in the notice; and

(ii)	state that, unless the default is remedied within the period specified in the notice, this Agreement will automatically terminate.

19.3	If the default is not remedied within the period specified in the Notice of Default, this Agreement shall (save for the provisions of clauses 19, 22, 24 and 27 and all other clauses that are expressed to apply after termination of this Agreement) automatically terminate and be of no force and effect at the expiration of that period unless, in the meantime, the Notice of Default is withdrawn by the Pre-Settlement Complying Party by notice to the Pre-Settlement Defaulting Party.

19.4	A Notice of Default under clause 19 may be given on more than one occasion.

19.5	Termination of this Agreement under clause 19.3 is without prejudice to the rights and remedies available to the Pre-Settlement Complying Party at law.

20.	Default at Settlement

20.1	If:

(a)	either Party to this Agreement (Defaulting Party) makes default in the due observance or performance of any of the terms and conditions on the part of the Defaulting Party to be observed and performed at Settlement; and

(b)	the default continues unremedied for a period of not less than two Business Days;

the other Party (Complying Party), at any time thereafter, may give notice to complete to the Defaulting Party (Notice to Complete).

20.2	The Notice to Complete shall appoint a time for Settlement, which shall be a time between 9.00 am and 5.00 pm (Adelaide time) on a Business Day, and shall require the Defaulting Party to settle at the time appointed in the notice.

20.3	If the time for Settlement appointed in the Notice to Complete is not less than five Business Days after the date of service of the notice, the period of notice given shall for all purposes be deemed fair and reasonable.

(a)	If the Defaulting Party fails to carry out observe and perform the obligations on its part to be observed and performed at Settlement at the time appointed in the Notice to Complete, the Complying Party may terminate this Agreement by notice to the Defaulting Party and this Agreement (save for the provisions of clauses 20, 22, 24 and 27 and all other clauses that are expressed to apply after termination of this Agreement) shall terminate and be of no further force or effect but without prejudice to any antecedent rights which have accrued to the Parties.

(b)	Notice under clause 20.3(a) may be given at any time after the time appointed for Settlement in the Notice to Complete, and shall be without prejudice to any other rights or remedies available to the Complying Party at law.

20.4	A Notice to Complete under clause 20.1 may be given on more than one occasion.

21.	Other termination rights

(a)	For the purposes of this clause, an insolvency event shall be deemed to have occurred in relation to either Party, if any of the following events or circumstances occur:

(i)	if that Party convenes a meeting of its creditors or proposes or enters into a scheme of arrangement or composition with its creditors;

(ii)	if that Party is wound up;

(iii)	if a receiver or receiver and manager is appointed to that Party;

(iv)	if a person holding a security interest over the assets of that Party takes or attempts to take possession of those assets; or

(v)	an administrator is appointed to that Party under Part 5.3A of the Corporations Act.

(b)	If prior to Settlement taking place, an insolvency event occurs in relation to either the Buyer or the Seller (Affected Party), then the other of them (Unaffected Party), may terminate this Agreement by written notice to the Affected Party without prejudice to the rights and remedies available to the Unaffected Party at law and this Agreement shall (save for the provisions of clauses 21, 22, 24 and 27 and all other clauses that are expressed to apply after termination of this Agreement) automatically terminate and be of no force and effect upon the giving of such notice.

22.	Effect of Termination

22.1	If this Agreement is terminated by the Seller under clause 19, clause 20 or clause 21, without prejudice to any other rights and remedies available to the Seller at law:

(a)	all moneys paid by the Buyer pursuant to this Agreement shall be forfeited to the Seller absolutely;

(b)	the Seller, at its option, may either:

(i)	retain the Project Interest and sue the Buyer for damages for breach of contract; or

(ii)	re-sell the Project Interest either by public auction or private contract, and the deficiency, if any, in price upon the resale together with all charges and expenses of and incidental to the resale, any attempted resale and the Buyer’s default shall immediately after the resale be made good by the Buyer;

(c)	in the case of non-payment of the deficiency, charges and expenses referred to in clause 22.1(b)(ii), the whole thereof shall be recoverable by the Seller as and by way of liquidated damages; and

(d)	the Seller shall be entitled to any increase in price on any resale.

22.2	It shall not be necessary for the Seller to first tender a transfer of the Seller’s interest in the Tenements to the Buyer before terminating this Agreement or before exercising any other rights or remedies.

23.	Time of the essence

Time shall be of the essence for the performance by each Party of its obligations under this Agreement.

24.	Other remedies preserved

The provisions of clause 19, clause 20, clause 21 and clause 22 are without prejudice to any rights and remedies that may be available to either the Buyer or the Seller arising from any breach of this Agreement.

25.	Default interest

(a)	In addition to and without prejudice to any other rights and remedies that may be available to the Seller, if the Buyer fails to settle by the Settlement Date or fails to pay any amount that is due to the Seller under this Agreement by the due date, then the Buyer shall pay interest on such outstanding amount at the Prescribed Rate (Interest).

(b)	Interest accrues from day to day from and including the due date for payment up to the actual date of payment.

(c)	Interest shall be payable on demand.

(d)	Interest shall be capitalised at monthly intervals.

26.	Goods and Services Tax

26.1	Definitions

In this clause 26:

Going Concern has the same meaning attributed to going concern in Section 38-325 of the GST Act;

GST means any tax, levy, charge or impost implemented under the GST Act or an Act of the Parliament of the Commonwealth of Australia substantially in the form of, or which has a similar effect to the GST Legislation;

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

GST Legislation means the GST Act and associated legislation and regulations and words defined in the GST Legislation have the same meaning in this Agreement;

GST Rate at any particular time, means, the rate (expressed as a percentage) at which GST is payable by the Supplier of a Taxable Supply at that time;

Input Tax Credit means the amount of input tax credit available to a Party under Division 11 and/or Division 15 of the GST Act;

Price has the same meaning attributed to price in Section 9-75 of the GST Act;

Recipient means a Party when it is the recipient of a Supply; Supplier means a Party when it makes a Supply;

Supply means any supply pursuant to this Agreement including but not limited to a Taxable Supply;

Tax Invoice has the same meaning as tax invoice in Section 29-70 of the GST Act;

Taxable Supply has the same meaning as in Section 9-5 of the GST Act;

Value is the GST exclusive value of a Supply and has the same meaning attributed to value in Section 9-75 of the GST Act.

26.2	GST Acknowledgement

(a)	The parties agree that the sale of the Project Interest is the supply of a Going Concern for the purposes of the GST Act and the supply in GST Free for the purposes of the GST legislation

(b)	The Seller will supply to the Buyer all the things necessary for the continued operation of the Project Interest for the purposes of section 38 - 325 of the GST Act and the Seller will carry on the enterprise until the day of the supply (as agent for the Buyer, where applicable).

(c)	Both the Seller and the Buyer warrant that they are registered for GST purposes and will continue to be so at all relevant times up to and including the day of the supply.

26.3	Adjustment for GST

(a)	Notwithstanding clause 23.1, if for any reason (including, if either the Seller or the Buyer reasonably considers that the supply of the Project Interest does not qualify for GST-free treatment under the GST Act) any supply made by the Seller under this Agreement is subject to GST:

(i)	the Buyer must pay, in addition to the other consideration payable or to be provided for the supply, an additional amount equal to the GST; and

(ii)	the Buyer must pay the additional amount to the Seller at the same time as the other consideration payable, or upon demand, whichever is the latter; and

(iii)	the Seller must provide the Buyer with a Tax Invoice prior to payment being made.

(b)	The additional amount is equal to the Value for the Supply multiplied by the prevailing GST Rate.

26.4	Tax Invoice

If any Supply is a Taxable Supply, then:

(a)	the Supplier must provide to the recipient a Tax Invoice within 14 days of the end of the month in which the Supply is made; and

(b)	notwithstanding any contrary provision in this Agreement, the Recipient is not obliged to make any payment under this Agreement unless the Supplier has provided a Tax Invoice in respect of the Taxable Supply attributable to that payment.

26.5	Reimbursable Costs

If a Party purchases or acquires a Taxable Supply for which it is entitled to be reimbursed by the other Party under the terms of this Agreement, the first mentioned Party agrees that the reimbursable amount shall be reduced by the full amount of the Input Tax Credit to which the first mentioned Party is entitled.

27.	Confidentiality and publicity

27.1	Confidentiality

The Buyer:

(a)	must keep confidential any confidential information of the Seller and all Confidential Information disclosed to the Buyer by or on behalf of the Seller, or of which the Buyer becomes aware (whether before or after the date of this document); and

(b)	may disclose any confidential information in respect of which the Buyer has an obligation of confidentiality under clause 27.1(a) only:

(i)	to those of the Buyer’s officers or employees or advisers who:

(A)	have a need to know for the purposes of this document and the transactions contemplated by it; and

(B)	undertake to the Buyer (and, where required by the Seller, to the Seller also) a corresponding obligation of confidentiality to that undertaken by the Buyer under clause 27.1(a);

(ii)	if required to do so by law, a court of law or the Listing Rules of ASX, if applicable; or

(iii)	with the prior written approval of the Seller.

27.2	Confidential Information

Clause 27.1 applies:

(a)	with respect to Confidential Information:

(i)	until Settlement; or

(ii)	for a period of three years after termination of this Agreement,

whichever first occurs; and

(b)	with respect to any other confidential information of the Seller, until the information is public knowledge (otherwise than as a result of a breach of confidentiality by the Buyer or any of its permitted discloses).

27.3	Agreed announcement

As soon as practicable after this document has been signed, the parties must make an announcement to the media in, or substantially in, the form of as set out in Annexure [K].

27.4	Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this document (Announcement) unless:

(a)	it is required to be made by law or the Listing Rules of ASX (if applicable) and before it is made, that party has:

(i)	notified the Buyer and the Seller; and

(ii)	given the Buyer and the Seller a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or

(b)	it has the prior written approval of the Buyer and the Seller.

28.	Dispute resolution

28.1	No proceedings

A Party must not commence arbitration or court proceedings (except for interlocutory relief) in respect of a dispute arising out of this document, its breach or termination or a claim as to its validity (dispute) until it has complied with this clause.

28.2	Notification of dispute

A Party claiming that a dispute has arisen must notify each other Party to this Agreement in writing giving details of the dispute.

28.3	Best efforts to resolve dispute

Within the period of 14 days following service of a notice under clause 28.2, the chief executive officers (CEO) of the Seller’s Guarantor and the Buyer’s Guarantor (or their respective delegates) must meet and use their best efforts to resolve the dispute. A delegate of each CEO must be duly authorised to act in relation to the matters to be discussed and must have sufficient information and authority to make decisions on those matters on behalf of the CEO.

28.4	Mediation

If the Parties to the dispute are unable to resolve the dispute by discussion under clause 28.3 within fourteen days of the executives meeting, the Parties to this Agreement and to the dispute agree that before having recourse to arbitration or litigation they will attempt to settle the dispute by mediation:

(a)	administered by the Australian Commercial Disputes Centre (ACDC); and

(b)	conducted in accordance with the ACDC Guidelines for Commercial Mediation in operation when the dispute is referred to ACDC, which Guidelines are deemed incorporated into this document,

for a further period not exceeding fourteen days.

28.5	Court proceedings

If the Parties are not able to settle the dispute amicably at the expiry of the mediation process described in clause 28.4, either Party may take the necessary court proceedings as it sees fit to have the dispute decided by the courts.

28.6	Survival

This clause survives termination of this Agreement.

29.	General

29.1	Notices

All notices given pursuant to this Agreement shall be in writing and shall be given by personal delivery, post or facsimile to the Party to whom the notice is addressed at its address shown in this Agreement or such other address as it may have notified to the other Party from time to time.

29.2	Timing of service

A notice will be deemed to have been received by the Party to whom it is addressed:

(a)	on personal delivery to that address;

(b)	where the notice is sent by letter, two (2) clear days after the posting of the notice properly paid and addressed; or

(c)	where the notice is sent by facsimile, upon successful transmission, provided that if the facsimile is not received during a working day, it shall be deemed to have been received at the commencement of the next working day.

29.3	Governing law and jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the laws in force in the State.

(b)	The parties agree to submit to the jurisdiction of the Courts of the State.

29.4	Assignment

(a)	A Party must not transfer any right or liability under this Agreement without the prior consent of each other Party, except where this Agreement provides otherwise.

(b)	Subject to clause 29.4(d), the Buyer may create or allow to exist a security interest (Security) over the whole or any part of its right, title and interest in:

(i)	this Agreement; and

(ii)	all and any property being acquired under, or pursuant to, the Agreement, (the Subject Property),

if the Security over the Subject Property is granted in favour of, or for the benefit of:

(iii)	any person who finances the acquisition by the Buyer of the Subject Property or any person who refinances such financing; or

(iv)	any person who provides any other financial accommodation to the Buyer in connection with any such financing or refinancing (including, without limitation, any currency or interest rate swap or hedge).

(c)	The Seller shall cooperate with the Buyer to satisfy all reasonable requirements of the person or persons in whose favour or for whose benefit the Security may be created by the Buyer in relation to the supply of information or documents and the Seller acknowledges and agrees that all powers and rights arising under, or in respect of, the Security may be exercised against the Buyer and the Subject Property in accordance with the terms of the Security or by law.

(d)	Nothing in clause 29.4(b) or 29.4(c) shall authorise the Buyer to create any Security over the Subject Property that will be effective and enforceable prior to Settlement.

29.5	Entire Agreement

This Agreement:

(a)	expresses and incorporates the entire agreement between the Parties in relation to its subject matter, and all the terms of that agreement; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, undertaking, representation, warranty, communication or agreement by or between the Parties in relation to that subject matter or any term of that agreement.

29.6	Severance

If any provision of this Agreement shall in any respect be in violation of any law, rule, direction, regulation or order of Government or be deemed void or voidable due to uncertainty or other reasons then, to the extent necessary to avoid any violation of such law, rule, direction, regulation or order, or uncertainty, such provision shall be deemed to have been excised herefrom and this Agreement as thereby modified shall continue in full force and effect.

29.7	Counterparts

This Agreement may be executed in two or more counterparts in person or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.8	Continuing Performance

(a)	The provisions of this Agreement do not merge with any action performed or document executed by any Party for the purposes of performance of this Agreement.

(b)	Any representation in this Agreement survives the execution of any document for the purposes of, and continues after, performance of this Agreement.

(c)	Any indemnity agreed by any Party under this Agreement:

(i)	constitutes a liability of that Party separate and independent from any other liability of that Party under this Agreement or any other agreement; and

(ii)	survives and continues after performance of this Agreement.

29.9	Legal costs and stamp duty

(a)	Each Party shall pay their own legal costs associated with the negotiation, preparation and approval of this Agreement.

(b)	The Buyer shall pay the stamp duty assessed on this Agreement and all registration fees in connection herewith.

(c)	The Buyer must pay all stamp duty, fees, duties and registration fees in connection with the transfer of rights and interest in the Project Interest, or any part or parts thereof.

29.10	Waiver

No indulgence which a Party may grant to the other shall constitute a waiver of any of the rights of the grantor thereof who shall not thereby be precluded from exercising any rights against the grantee thereof which may have arisen in the past or may arise in the future.

29.11	Further assurance

From time to time and at all times hereafter and at the request of a Party, the other Party shall do and execute or cause to be done or executed all such acts, deeds and assurances whatsoever reasonably necessary for ensuring full and proper compliance with or performance of the terms of this Agreement.

29.12	Remedies

The rights of a Party under this Agreement are cumulative and not exclusive of any rights provided by law.

29.13	Caveats and registration

The Buyer shall be entitled to register this Agreement against the Tenements and shall be entitled to lodge caveats against the Tenements at the Department to protect its interest under this Agreement.

29.14	Party Acting as Trustee

If a Party enters into this Agreement as trustee of a trust, that Party and its successors as trustee of the trust will be liable under this Agreement in its own right and as trustee of the trust. Nothing releases the Party from any liability in its personal capacity. The Party warrants that at the date of this Agreement:

(a)	all the powers and discretions conferred by the deed establishing the trust are capable of being validly exercised by the Party as trustee and have not been varied or revoked and the trust is a valid and subsisting trust;

(b)	the Party is the sole trustee of the trust and has full and unfettered power under the terms of the deed establishing the trust to enter into and be bound by this Agreement on behalf of the trust and that this Agreement is being executed and entered into as part of the due and proper administration of the trust and for the benefit of the beneficiaries of the trust; and

(c)	no restriction on the party’s right of indemnity out of or lien over the trust’s assets exists or will be created or permitted to exist and that right will have priority over the right of the beneficiaries to the trust’s assets.

Schedule

ITEM 1 Tenements	Please refer to Annexure A for details.

ITEM 2 Interest held by Newmont	86.5%

Interest held by the Subsidiary	13.5%

ITEM 3 Apportionment of the Purchase Price	Concentrate Inventories	$22,243,141

	The Project Interest (other than Concentrate Inventories)	The balance of the Purchase Price

ITEM 4 [insert name(s) of relevant applicable Mining and Exploration legislation]	Mining Act 1978 (WA)

ITEM 5 Existing Claims	Existing Workers compensation and litigation claims, the details of which are set out below:

Name	Date Of Injury	Amount Paid	Outstanding Estimate	Current Status
A. Workers Compensation

John Strother	31/3/05	$79	$1,950	Claim finalised. Claim only open pending payment of accounts prior to closure.

Trent Labrasse	6/3/05	$99	$2,000	Claim finalised. Claim only open pending payment of accounts prior to closure.

Rushton Miller	18/2/05	$5,137	$42,929	Neck strain. Claimant recently cleared to commence alternative duties in Perth 4 hrs per day/5 day’s pw. Full recovery expected.

Gerard McEwing	3/2/05	$0	$5,000	Claim liability declined by the insurer. Claim only remains open in case claimant reviews the determination.

Ronald Shore	29/1/05	$478	$5,000	Wholly recovered. Claim only open pending payment of accounts prior to closure.

Andrew Reece	28/1/05	$0	$15,000	Claimant no longer an employee. Claim liability pended due to insufficient information from the claimant.

Adam Seder	15/9/04	$3,760	$13,923	Shoulder injury. Claimant currently recovering post op. Will need to be on alternative duties for a 4-6 month period once he is certified with a capacity.

Adam O’Connell	23/8/04	$12,173	$34,790	Shoulder injury. Currently totally incapacitated until 30 June 05. Pinched nerve recently identified and treatment now focused on fixing this.

Damien Sime	27/6/04	$44,857	$31,409	Shoulder injury. Claimant currently working a 9/5 roster with restrictions. It is expected that he will return to work on normal duties in due course.

Ross Campbell	11/5/04	$3,880	$14,292	Knee injury. Claimant back working full time normal duties. 2nd schedule assessment now required prior to claim being finalised.

Norris Taylor	2/5/04	$51,977	$38,349	Back injury. Claimant on full time alternative duties. Condition not yet stable. Permanent restrictions anticipated.

Mark Chapman	22/4/04	Nil	$30,000	Neck injury. Claimant currently pending further medical investigation. Claimant currently certified totally unfit.

Reslan Boureslan	10/5/03	Nil	$5,000	Back injury. No restrictions until January 2005. Claimant currently on restricted duties whilst medical investigation occurs.

Harry Eschenbach	13/6/02	$13,665	$35,335	Ex- employee. Ongoing work related incapacity and liability accepted disputed between parties. Employment terminated. Ex-employee has also commenced action in the Australia Industrial Relations Commission alleging termination was harsh, unfair or unjust. . Eschenbach has also threatened litigation in other forums in relation to this matter.

John Clayton	24/8/01	$38,407	$45,412	Knee injury. Claimant currently recovering post op. A return to work in some capacity expected late June 05.

Robert Power	24/3/01	$15,071	$17,277	Ex-employee with ongoing medical entitlement.

B. Common Law Claims

Neil Dowling	9/4/1999			Early stages of common law proceedings. Quantum yet to be advised.

C. Public Liability Claims

Scott O’Loughlin	10/11/99	$22,467	$566,820	Contractor struck in the head whilst changing a drill bit. Claim is dependent on the award in the High court Benale V Hewitt.

Executed as a deed.

SIGNED SEALED AND DELIVERED NEWMONT GOLDEN GROVE OPERATIONS PTY LTD ABN 66 008 950 178 in accordance with the Corporations Act 2001:

/s/ David Godfrey	/s/ Terry Lewis
Secretary/Director	Director

David Godfrey	Terry Lewis
Print name	Print name

SIGNED SEALED AND DELIVERED NEWMONT WOWNAMINYA PTY LTD ABN 44 008 739 053 in accordance with the Corporations Act 2001:

/s/ David Godfrey	/s/ Terry Lewis
Secretary/Director	Director

David Godfrey	Terry Lewis
Print name	Print name

SIGNED SEALED AND DELIVERED NEWMONT AUSTRALIA LIMITED ABN 86 009 925 765 in accordance with the Corporations Act 2001:

/s/ Gary Farmar	/s/ Hans Umlauff
Secretary/Director	Director

Gary Farmar	Hans Umlauff
Print name	Print name

SIGNED SEALED AND DELIVERED OXIANA GOLDEN GROVE PTY LTD ACN 114 868 325 in accordance with the Corporations Act 2001:

/s/ Owen Hegarty	/s/ David Forsyth
Secretary/Director	Director

Owen Hegarty	David Forsyth
Print name	Print name

SIGNED SEALED AND DELIVERED OXIANA LIMITED ABN 40 005 482 824 in accordance with the Corporations Act 2001:

/s/ Owen Hegarty	/s/ David Forsyth
Secretary/Director	Director

Owen Hegarty	David Forsyth
Print name	Print name

Annexure A – Particulars of the Tenements

Lease/ Tenements	Lease / Tenement Name	Status	Bonds	Application Date	Grant Date	Expiry Date	Area (Hectares)	Commitment	Rent	Holders
G 59/19	GOLDEN GROVE	Granted	$6,000	03/03/1989	06/06/1989	05/06/2010	9	$0.00	$103.95	Newmont (86.5%); Subsidiary (13.5%)
G 59/20	GOLDEN GROVE	Granted	$6,000	03/03/1989	06/06/1989	05/06/2010	9.75	$0.00	$115.50	Newmont (86.5%); Subsidiary (13.5%)
G 59/21	GOLDEN GROVE	Granted	$6,000	03/03/1989	06/06/1989	05/06/2010	9.75	$0.00	$115.50	Newmont (86.5%); Subsidiary (13.5%)
G 59/22	GOLDEN GROVE	Granted	$6,000	03/03/1989	06/06/1989	05/06/2010	9.75	$0.00	$115.50	Newmont (86.5%); Subsidiary (13.5%)
G 59/23	GOLDEN GROVE	Granted	$6,000	03/03/1989	06/06/1989	05/06/2010	9.75	$0.00	$115.50	Newmont (86.5%); Subsidiary (13.5%)
G 59/24	GOLDEN GROVE	Granted	$10,000	06/04/1990	26/07/1990	25/07/2011	2.1388	$0.00	$34.65	Newmont (86.5%); Subsidiary (13.5%)
L 59/22	GOLDEN GROVE	Granted	$55,000	29/09/1988	29/11/1988	28/11/2008	25.5	$0.00	$300.30	Newmont (86.5%); Subsidiary (13.5%)
L 59/26	GOLDEN GROVE	Granted	$18,000	27/10/1989	27/11/1989	26/11/2009	30.6	$0.00	$358.05	Newmont (86.5%); Subsidiary (13.5%)
L 59/28	GOLDEN GROVE	Granted	$0	22/11/1989	27/02/1990	26/02/2010	0.0493	$0.00	$11.55	Newmont (86.5%); Subsidiary (13.5%)
L 59/29	GOLDEN GROVE	Granted	$69,000	15/12/1989	27/02/1990	26/02/2010	23.38	$0.00	$277.20	Newmont (86.5%); Subsidiary (13.5%)

Lease/ Tenements	Lease / Tenement Name	Status	Bonds	Application Date	Grant Date	Expiry Date	Area (Hectares)	Commitment	Rent	Holders
L 59/34	BADJA GOLDEN GROVE	Granted	$0	22/11/1993	27/01/1994	26/01/2009	23	$0.00	$265.65	Newmont (86.5%); Subsidiary (13.5%)
L 59/41	GOLDEN GROVE PIPELINE/ROAD	Granted	$25,000	12/06/1996	31/10/1996	30/10/2006	25.45	$0.00	$300.30	Newmont (86.5%); Subsidiary (13.5%)
M 59/03	SCUDDLES	Granted	$896,000	15/09/1983	09/12/1983	08/12/2025	449.55	$45,000.00	$5,890.50	Newmont (86.5%); Subsidiary (13.5%)
M 59/143	GOLDEN GROVE	Granted	$9,000	23/11/1988	10/05/1989	09/05/2010	480	$48,000.00	$6,283.20	Newmont (86.5%); Subsidiary (13.5%)
M 59/195	GOSSAN HILL	Granted	$308,000	14/02/1990	18/05/1990	17/05/2011	687.45	$68,800.00	$9,005.92	Newmont (86.5%); Subsidiary (13.5%)
M 59/227	GOLDEN GROVE	Granted	$68,000	28/11/1990	08/05/1991	07/05/2012	999.85	$100,000.00	$13,090.00	Newmont (86.5%); Subsidiary (13.5%)
M 59/361	GOLDEN GROVE	Granted	$35,000	17/11/1994	02/03/1995	01/03/2016	759.7	$76,000.00	$9,948.40	Newmont (86.5%); Subsidiary (13.5%)
M 59/362	GOLDEN GROVE	Granted	$80,000	17/11/1994	02/03/1995	01/03/2016	960.75	$96,100.00	$12,579.49	Newmont (86.5%); Subsidiary (13.5%)
M 59/363	GOLDEN GROVE	Granted	$32,000	17/11/1994	02/03/1995	01/03/2016	705.85	$70,600.00	$9,241.54	Newmont (86.5%); Subsidiary (13.5%)
M 59/480[1]	GNOWS NEST	Application	$0	15/09/1997			405.12	$40,600.00	$5,001.92	Newmont (86.5%); Subsidiary (13.5%)
M 59/543	WALGARDY	Granted	$0	08/12/2000	05/02/2002	04/02/2023	766	$76,600.00	$10,026.94	Newmont (86.5%); Subsidiary (13.5%)

Lease/ Tenements	Lease / Tenement Name	Status	Bonds	Application Date	Grant Date	Expiry Date	Area (Hectares)	Commitment	Rent	Holders
M 59/88	GOLDEN GROVE	Granted	$15,000	18/11/1987	19/05/1988	18/05/2009	933.205	$93,400.00	$12,226.06	Newmont (86.5%); Subsidiary (13.5%)
M 59/89	GOLDEN GROVE	Granted	$49,000	18/11/1987	19/05/1988	18/05/2009	960.4	$96,100.00	$12,579.49	Newmont (86.5%); Subsidiary (13.5%)
M 59/90	GOLDEN GROVE	Granted	$157,000	18/11/1987	19/05/1988	18/05/2009	976.8	$97,700.00	$12,788.93	Newmont (86.5%); Subsidiary (13.5%)
M 59/91	GOLDEN GROVE	Granted	$72,000	18/11/1987	19/05/1988	18/05/2009	737.75	$73,800.00	$9,660.42	Newmont (86.5%); Subsidiary (13.5%)
M 59/92	GOLDEN GROVE	Granted	$71,000	18/11/1987	19/05/1988	18/05/2009	839.75	$84,000.00	$10,995.60	Newmont (86.5%); Subsidiary (13.5%)
M 59/93	GOLDEN GROVE	Granted	$69,000	18/11/1987	19/05/1988	18/05/2009	959.85	$96,000.00	$12,566.40	Newmont (86.5%); Subsidiary (13.5%)
M 59/94	GOLDEN GROVE	Granted	$15,000	18/11/1987	19/05/1988	18/05/2009	960.1	$96,100.00	$12,579.49	Newmont (86.5%); Subsidiary (13.5%)
M 59/95	GOLDEN GROVE	Granted	$7,000	18/11/1987	19/05/1988	18/05/2009	319.55	$32,000.00	$4,188.80	Newmont (86.5%); Subsidiary (13.5%)
P 59/1217	GNOWS NEST	Granted	$0	22/07/1993	28/09/1993	27/09/1995	120	$4,800.00	$224.40	Newmont (86.5%); Subsidiary (13.5%)
P 59/1218	GNOWS NEST	Granted	$0	22/07/1993	28/09/1993	27/09/1995	90	$3,600.00	$168.30	Newmont (86.5%); Subsidiary (13.5%)
P 59/1219	GNOWS NEST	Granted	$0	22/07/1993	28/09/1993	27/09/1995	75	$3,000.00	$140.25	Newmont (86.5%); Subsidiary (13.5%)

Lease/ Tenements	Lease / Tenement Name	Status	Bonds	Application Date	Grant Date	Expiry Date	Area (Hectares)	Commitment	Rent	Holders
P 59/1220	GNOWS NEST	Granted	$0	22/07/1993	28/09/1993	27/09/1995	120	$4,800.00	$224.40	Newmont (86.5%); Subsidiary (13.5%)

Notes:

1.	Mining lease M59/480 is an application and when granted will replace the prospecting licences P59/1217-1220 which have expired.

Annexure B – Particulars of the Assigned Agreements

Agreements affecting certain Tenements

1.	Agreement dated 17 May 1990 made between John Henry Morrissey and Judith Angela Morrissey (Morrisseys) and Murchison Zinc Company Pty Ltd, Esso Australia Resources Ltd, Aztec mining Company Limited and Wownaminya Pty Ltd (collectively the Joint Venturers) and whereby Newmont and the Subsidiary are the assigns of the Joint Venturers, as amended by the Deed of Variation dated 27 March 1999 between the Morriseys and the Seller and the Subsidiary.

2.	Access Deed Over Miscellaneous Licence 59/41 dated 15 September 2004 made between Newmont and the Subsidiary and Plasia Pty Ltd in respect of the consent by Newmont and the Subsidiary, as the holders of the existing Tenement L59/41 to the application by Plasia Pty Ltd for new tenements PL/1690 and 59/1691.

3.	Golden Grove Access Deed for P59/1682 dated 1 March 2004 made between the Seller and the Subsidiary and Gindalbie Gold NL in respect of the consent by the Seller and the Subsidiary, as the holders of the existing Tenement L51/41 to the application by Gindalbie Gold NL for new tenement P59/1682.

4.	Access Deed (M59/574 over existing Tenement L59/41) dated 19 December 2002 made between Newmont and the Subsidiary and Gindalbie Gold NL in respect of the consent by Newmont and the Subsidiary, as the holders of the existing Tenement L59/41 to the application by Gindalbie Gold NL for a new mining lease M59/574.

Concentrates Agreement

5.	Concentrates Agreement dated 16 November 1994 between Murchison Zinc Company Pty Ltd (Murchison) and Korea Zinc Company Limited under which Korea Zinc Company Limited agrees to purchase zinc concentrates from Murchison on the terms set out therein.

6.	Concentrates Agreement dated 16 February 2001 between Normandy Golden Grove Operations Pty Ltd (Normandy) and Glencore International AG (Glencore) under which Glencore agrees to purchase flotation copper concentrates from Normandy on the terms set out therein.

7.	Concentrates Agreement dated 1 May 2002 between Newmont and Sumitomo Metal Mining Co Ltd (Sumitomo) under which Sumitomo agrees to purchase flotation zinc sulphide concentrates from Newmont on the terms set out therein.

8.	Concentrates Agreement dated 1 May 2002 between Newmont and Toho Zinc Company Ltd (Toho) under which Toho agrees to purchase flotation zinc sulphide concentrates from Newmont on the terms set out therein.

9.	Concentrates Agreement dated 1 November 2002 between Newmont and Glencore under which Glencore International AG agrees to purchase flotation copper concentrates from Newmont on the terms set out therein.

10.	Concentrates Agreement dated 16 October 2003 between Newmont and Glencore under which Glencore agrees to purchase 30,000 dry metric tonnes of flotation zinc concentrates from Newmont on the terms set out therein.

11.	Concentrates Agreement dated 16 October 2003 between Newmont and Glencore under which Glencore agrees to purchase 15,000 dry metric tonnes of flotation zinc concentrates from Newmont on the terms set out therein.

12.	Concentrates Agreement dated 12 February 2004 between Newmont and Trafigura Beheer B.V. Amsterdam (Trafigura) under which Trafigura agrees to purchase flotation zinc sulphide concentrates from Newmont on the terms set out therein.

13.	Concentrates Agreement dated 11 March 2004 between Newmont and Mitsui & Co. Metals UK Ltd. (Mitsui) under which Mitsui agrees to purchase flotation copper concentrates from Newmont on the terms set out therein.

14.	Concentrates Agreement dated 12 December 2003 between Newmont and Transamine Trading N.V. (Transamine) under which Transamine agrees to purchase flotation zinc sulphide concentrates from Newmont on the terms set out therein.

15.	Concentrates Agreement dated 3 November 2004 between Newmont and SA Sogem NV under which SA Sogem NV agrees to purchase flotation zinc sulphide concentrates from Newmont on the terms set out therein.

16.	Concentrate Agreement dated 26 February 2005 between Newmont and BHL Resources Limited Inc. (BHL) under which BHL agrees to purchase flotation copper concentrates from Newmont on the terms set out therein.

17.	Concentrates Agreement dated 7 April 2005 between Newmont and BHL under which BHL agrees to purchase flotation copper concentrates from Newmont on the terms set out therein.

18.	Concentrates Agreement dated 22 April 2005 between Newmont and Jabiru Metals Limited (Jabiru) under which the Seller agrees to purchase flotation copper concentrates and flotation zinc concentrates from Jabiru on the terms set out therein.

Supply of Goods

19.	Agreement with Bridgestone Earthmover Tyres Prty Ltd – commencing 1 September 2000 expiring 31 July 2005 for supply of earth moving tyres and ancillaries.

20.	Agreement with Cockburn Cement Pty Ltd – commencing 1 March 2004 expiring 28 February 2006 for supply of bulk cement.

21.	Agreement with Coogee Chemicals Pty Ltd – commencing 1 February 2004 expiring 31 January 2006 for supply of liquid copper sulphate.

22.	Agreement with Coventry Group Limited – commencing 1 March 2001 expiring 31 March 2005 for supply of vehicle spares.

23.	Agreement with Deltaflex Corporation Pty Ltd – commencing 3 April 2003 expiring 31 March 2005 for supply hose and fittings.

24.	Agreement with Electrical Industrial Wholesalers – commencing 1 October 2000 and expiring 31 December 2005 for supply of electrical industrial parts and cable.

25.	Agreement with Ezi Hose Pty Ltd – commencing 1 May 2002 expiring 30 April 2005 for supply of hydraulic hoses and fittings.

26.	Agreement with Jellor Pty Ltd trading as Industrial Protective products (WA) – commencing 1 June 2001 expiring 30 June 2006 for supply of safety equipment.

27.	Agreement with Flakt Woods Fans (Aust) Pty Ltd – commencing 1 December 2004 expiring 10 August 2005 for supply and installation of main vent rise primary fan.

28.	Agreement with Impala Plastics Pty Ltd - commencing 1 February 2001, expiring 31 July 2006, for the supply of plastic core trays.

29.	Agreement with New Town Toyota Pty Ltd – commencing 1 March 2001 expiring 31 March 2006 for supply of vehicle spares.

30.	Agreement with Orica Australia Pty Ltd – commencing 1 January 2003 expiring 31 December 2005 for the supply of explosives.

31.	Agreement with Origin Energy Limited – commencing 1 December 2001 expiring 30 Novemner 2004 for supply of LPG.

32.	Agreement with Rojan Advanced Ceramics Pty Ltd – commencing 30 April 2002 expiring 31 December 2005 for the supply and installation and service of Dirtwhackers.

33.	Agreement with SKF Bearing Supplies Pty Ltd – commencing 12 May 2003 expiring 31 December 2004 for the provision of bearings and seals.

Power Supply Contract

34.	The Electricity Supply Agreement dated 31 July 2002 between Western Power Corporation and Newmont Mining Services Pty Ltd on behalf of Newmont Golden Grove Pty Ltd for supply of power for five years commencing 1 August 2002.

Transport Agreement

35.	Agreement with Giacci Bros Pty Ltd – expiring on 29 August 2006 for the concentrate transport to Golden Grove.

Crusher Feeding Services Agreement

36.	Agreement with Central Earthmoving – commencing 1 July 2002, expiring on 31 January 2006 for the supply of crusher feeding services to Golden Grove at Gossan Hill.

37.	Agreement with Central Earthmoving – commencing 1 February 2000, expiring on 31 January 2006 for the supply of general site services to Golden Grove at Gossan Hill.

Drilling contracts

38.	Agreement with Boart Longyear Pty Ltd – commencing 1 July 2002, expiring on 30 June 2006 (with option to extend for a further 12 months) for the supply of underground diamond drilling services to Golden Grove.

39.	Agreement with Mosslake Drilling Services Pty Ltd – commencing 1 July 2001, expiring on 30 June 2006 (with option to extend for a further 12 months) for the supply of surface drilling services to Golden Grove.

40.	Agreement with Atlas Copco Pty Ltd – commencing 1 January 1998, expiring 5 December 2005, for supply of underground drill consumables.

41.	Agreement with CDU Drilling Pty Ltd – commencing 28 April 2005 expiring 28 September 2005 for provision of surface diamond drilling services.

Mining contracts

42.	Agreement with Roche Mining Pty Ltd – certificate of practical completion date 31 December 2005 for the development mining of the Catalpa decline.

Maintenance Contracts

43.	Agreement with Roche Mining Pty Ltd – Terminable by 90 days’ written notice for the maintenance and drill consumables for the Simba production drills.

44.	Agreement with Atlas Copco Pty Ltd - commencing 1 October 2002, expiring 30 September 2005, for the provision of maintenance services for its Simba fleet.

Other Service Contracts

45.	Agreement with ALS Chemex Pty Ltd – commencing 1 August 2001, expiring 31 August 2006 for supply of assay laboratory services.

46.	Agreement with Rodale Nominees Pty Ltd trading as Central Earth Moving – commencing 1 February 2000 expiring 31 January 2006 for provision of grading services for the Scuddles mine.

47.	Agreement with Foxtel - commencing 27 May 1999, expiring 26 May 2004, for the provision of Foxtel cable television service.

48.	Agreement with Universal Sodexho Pty Ltd – commencing 28 March 2001 expiring 31 July 2005 for the provision of catering and cleaning services.

49.	Agreement with Nattional Jet Systems Pty Ltd – commencing 1 January 2005 expiring 31 December 2005 for the provision of air services.

50.	Agreement with SGS Australia Pty Ltd – commencing 1 July 1999 expiring 30 June 2005 for the provision of assay lab services.

51.	Agreement with Shine Aviation Services Pty Ltd – commencing 2 April 2001 expiring 30 September 2005 for the provision of air services.

52.	Agreement with Split Set Mining Systems a division of Phoenix Steel Sales Pty Ltd – commencing 1 November 2004 expiring 31 October 2008 for supply of ground support steel products.

53.	Agreement with Commonwealth Steel Company Limited trading as Smorgon Steel Grinding Media – commencing 1 April 2003 expiring 31 December 2005 for the provision of grinding media.

Annexure C – Form of the Deed

Note : The Deed will be modified accordingly, where applicable to reflect that the Trade Creditors Liabilities are not legally transferred to the Buyer under this Agreement.

Deed of Assignment and Assumption for [name of Assigned Agreement]

Dated

Parties

(i)	The person named and described in item 1 of the Schedule (“Retiring Party”).

(ii)	The person named and described in item 2 of the Schedule (“Substituted Party”).

(iii)	The person or persons named and described in item 3 of the Schedule (“Continuing Party”).

Background

A.	The Retiring Party and the Continuing Party are parties to the Agreement.

B.	By the Sale Agreement the Retiring Party agreed to sell and assign the Assigned Interest to the Substituted Party and the Substituted Party agreed to purchase and accept an assignment of the Assigned Interest on and subject to the terms and conditions set out in the Sale Agreement.

C.	[OPTIONAL] The Retiring Party is not at liberty to sell the Assigned Interest to the Substituted Party without first satisfying the requirements set out in clause insert clause number of the Agreement (“the Assignment Pre-conditions”).

[D.	[OPTIONAL] The Continuing Party has agreed to waive the Assignment Pre-conditions and has agreed to consent to the assignment of the Assigned Interest to the Substituted Party subject to the terms and conditions set out in this Deed.]

[D.	[OPTIONAL] The Continuing Party agrees that the Assignment Pre-conditions have been satisfied and has agreed to consent to the assignment of the Assigned Interest to the Substituted Party subject to the terms and conditions set out in this Deed.]

[C or E]	The purpose of this Deed is to record the assignment of the Assigned Interest from the Retiring Party to the Substituted Party and so that the Substituted Party will be bound by the Agreement.

Operative Provisions

1.	Definitions and Interpretation

1.1	Definitions

In this Deed unless the context otherwise requires:

Agreement means the agreement described in Item 4 of the Schedule;

Assigned Interest means all of Retiring Party’s legal and beneficial right, title, estate, claim and interest in, under and arising out of the Agreement;

Deed means this deed and any amendment to it signed by all parties to this deed;

Obligations means all and any covenants, agreements, obligations and liabilities contained in or arising under or in connection with the Agreement;

Operative Time means [11:59pm, 30 June 2005]; and

Sale Agreement means the Sale and Purchase Agreement between the Retiring Party and the Substituted Party dated date and stamped on insert date.

Settlement means the settlement of the sale and purchase of the Golden Grove Operations contemplated by the Sale Agreement.

1.2	Interpretation

In this Deed unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only and will not affect the interpretation of this Deed;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(f)	any reference to a party to this Deed includes its successors and permitted assigns;

(g)	reference to a claim includes any claim, demand, right, request, requisition, requirement, direction, action, application, proceeding, allegation or legal action, whether actual, commenced, anticipated, threatened or potential;

(h)	any reference to any agreement or document includes that agreement or document as amended at any time;

(i)	reference to loss includes any loss, liability, damage, injury, accident, claim or cost incurred at any time;

(j)	a reference to liability means:

(i)	in relation to any person, any liability, debt, indebtedness, loss, expenses, damages, compensation, expenditure, obligation, duty, function, responsibility, accountability, answerability, answerability for profits, liability to make restitution, judgment debt, fine or criminal or civil penalty; and

(ii)	in relation to any asset, any liability, charge, encumbrance, disqualification or prejudice affecting that asset;

(k)	a reference to costs includes legal costs on a full indemnity basis;

(l)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(m)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(n)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(o)	an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally;

(p)	reference to an item is a reference to an item in the schedule to this Deed;

(q)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this Deed;

(r)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this Deed means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment; and

(s)	reference to a statute includes all regulations and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated.

2.	Assignment

Subject to Settlement occurring, on and from the Operative Time the Retiring Party assigns to the Substituted Party and the Substituted Party accepts the assignment of, the Assigned Interest.

3.	Substituted Party Assumes Obligations

The Substituted Party agrees with each of:

(a)	the Continuing Party; and

(b)	the Retiring Party,

(c)	severally, that on and from the Operative Time, it will be bound by and will observe, fulfil and perform each and every one of the Obligations to be performed or observed by the Retiring Party on and from the Operative Date, as if the Substituted Party was a party to the Agreement in place of the Retiring Party and will be entitled to exercise all of the rights, privileges and benefits of the Retiring Party in respect of the Assigned Interest under or in connection with the Agreement arising or accruing on or after the Operative Time.

4.	Continuing Party

Each Continuing Party:

(a)	consents to the Substituted Party becoming the a party to the Agreement as and from the Operative Time and assuming the Obligations of the Retiring Party in accordance with and to the extent referred to in Clause 3;

(b)	The Continuing Party must address all notices and communications to be given to the Substituted Party under the Agreement to the following address:

Insert Name, Address, Fax, Contact Position

and

[OPTIONAL] waives the Assignment Pre-conditions [OR: agrees that the Assignment Pre-Conditions have been satisfied].

5.	Release by Retiring Party

(a)	The Continuing Party remains liable to the Retiring Party for the performance of all of its Obligations which fall due for performance before the Operative Time.

(b)	The Retiring Party does not release or discharge the Continuing Party from any liability of the Continuing Party in respect of, arising under or in connection with the Agreement which accrued before the Operative Time, including any liability in respect of a cause of action which would have accrued if losses had been suffered by the Retiring Party before the Operative Time.

6.	Indemnity

6.1	Substituted Party

The Substituted Party indemnifies the Retiring Party from all losses and claims against the Retiring Party which arise on or after the Operative Time in respect of the Assigned Interest.

7.	Acknowledgement by the Continuing Party

The Continuing Party acknowledges and agrees that as at the Operative Time the Retiring Party is not in breach of the Agreement.

8.	Goods and Services Tax

8.1	Definitions

GST means a goods and services tax imposed by the GST Legislation;

GST Act means the A New Tax System (Goods and Services Tax) Act 1999;

GST Legislation means the GST Act and associated legislation and regulations and words defined in the GST Legislation have the same meaning in this Deed;

GST Rate at any particular time, means, the rate (expressed as a percentage) at which GST is payable by the Supplier of a Taxable Supply at that time;

Input Tax Credit means the amount of input tax credit available to a Party under Division 11 and/or Division 15 of the GST Act;

Price has the same meaning attributed to “price” in Section 9-75 of the GST Act;

Recipient means either party when it is the recipient of a Supply;

Supplier means either party when it makes a Supply;

Supply means any supply pursuant to this Deed including but not limited to a Taxable Supply;

Tax Invoice has the same meaning as “tax invoice” in Section 29-70 of the GST Act;

Taxable Supply has the same meaning as in Section 9-5 of the GST Act;

Value is the GST exclusive value of a Supply and has the same meaning attributed to “value” in Section 9-75 of the GST Act.

8.2	Adjustment for GST

(a)	All amounts specified in this Deed as being payable by either party to the other are exclusive of any GST applicable.

(b)	If a Supply under or in connection with this Deed constitutes a Taxable Supply, the Supplier may recover from the Recipient an amount on account of GST in addition to any payment or other consideration for the Supply.

(c)	The additional amount is equal to the Value for the Supply multiplied by the prevailing GST rate.

8.3	Tax Invoice

If any Supply is a Taxable Supply, then:

(a)	the Supplier must provide to the recipient a Tax Invoice within 14 days of the end of the month in which the Supply is made; and

(b)	notwithstanding any contrary provision in this Deed, the Recipient is not obliged to make any payment under this Deed unless the Supplier has provided a Tax Invoice in respect of the Taxable Supply attributable to that payment.

8.4	Reimbursable Costs

If a party purchases or acquires a Taxable Supply for which it is entitled to be reimbursed by the other party under the terms of this Deed, the party agrees that the reimbursable amount will be reduced by the full amount of the Input Tax Credit to which the party is entitled.

9.	General Provisions

9.1	Costs

Each party must pay its own costs in relation to:

(a)	the negotiation, preparation, execution, performance, amendment or registration of, or any consent given or made; and

(b)	the performance of any action by that party in compliance with any liability arising,

under this Deed, or any agreement or document executed or effected under this Deed, unless this Deed provides otherwise.

9.2	Duties

(a)	The Substituted Party must promptly within the initial applicable period prescribed by law pay any duty payable in relation to the execution, performance and registration of this Deed, or any agreement or document executed or effected under this Deed.

(b)	The Substituted Party must indemnify the Retiring Party and the Continuing Party against any loss incurred by the Retiring Party and the Continuing Party respectively in relation to any duty specified in this provision, whether through default by the Substituted Party under this provision or otherwise.

9.3	Governing Law and Jurisdiction

(a)	This Deed is governed by and construed under the law in the State of Western Australia.

(b)	Any legal action in relation to this Deed against any party or its property may be brought in any court of competent jurisdiction in the State of Western Australia.

(c)	Each party by execution of this Deed irrevocably, generally and unconditionally submits to the non-exclusive jurisdiction of any court specified in this provision in relation to both itself and its property.

9.4	Precontractual negotiation

This document:

(a)	expresses and incorporates the entire agreement between the parties in relation to its subject-matter, and all the terms of that agreement; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, communication or agreement by or between the parties in relation to that subject-matter or any term of that agreement.

9.5	Further Assurance

Each party must execute any document and perform any action necessary to give full effect to this Deed, whether before or after performance of this Deed.

9.6	Continuing Performance

(a)	The provisions of this Deed do not merge with any action performed or document executed by any party for the purposes of performance of this Deed.

(b)	Any representation in this Deed survives the execution of any document for the purposes of, and continues after, performance of this Deed.

(c)	Any indemnity agreed by any party under this Deed:

(i)	constitutes a liability of that party separate and independent from any other liability of that party under this Deed or any other agreement; and

(ii)	survives and continues after performance of this Deed.

9.7	Severability

Any provision of this Deed which is invalid in any jurisdiction is invalid in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this Deed or the validity of that provision in any other jurisdiction.

9.8	Counterparts

(a)	This Deed may be executed in one or more counterparts and by different parties to this Deed on separate counterparts each complete set of which, when so executed by all parties, will constitute an original, but when taken together will constitute but one agreement.

(b)	The execution of this Deed by a party signing a photocopy or facsimile of this Deed will be and be deemed to be legally valid and binding execution of this Deed by such party.

(c)	The executed photocopy or facsimile referred to in clause 10.8(b) will be deemed to be a counterpart of this Deed in accordance with clause 10.8(a).

(d)	Receipt by a party of a facsimile copy of the executed photocopy or facsimile referred to in clause 10.8(b) will be deemed to be conclusive evidence of the legally valid and binding execution of this Deed by the party signing the photocopy or facsimile referred to in clause 10.8(b).

Schedule

Item 1	Retiring Party

Name, ABN and Address

Item 2	The Substituted Party

Name ABN and Address

Item 3	The Continuing Party

Name ABN and Address

Item 4	The Agreement

The agreement, known as the “Name of Joint Venture Agreement” comprising an agreement dated date of Agreement (and stamped in Western Australia on date Agreement stamped) between name and ABN of party and name and ABN of party as affected by:

1.	name of agreement dated date of agreement between name and ABN of party and name and ABN of party;

2.	[insert any other relevant agreements]

Executed as a deed.

SIGNED SEALED AND DELIVERED

ABN in accordance with the Corporations Act 2001:

[Specimen only]	[Specimen only]

Secretary/Director	Director

Print name	Print name

SIGNED SEALED AND DELIVERED

ABN in accordance with the Corporations Act 2001:

[Specimen only]	[Specimen only]

Secretary/Director	Director

Print name	Print name

SIGNED SEALED AND DELIVERED

ABN in accordance with the Corporations Act 2001:

[Specimen only]	[Specimen only]

Secretary/Director	Director

Print name	Print name